Filed Pursuant to Rule 424(b)(5)
Registration No. 333-188121

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are part of an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated February 9, 2015

PRELIMINARY PROSPECTUS SUPPLEMENT
(To prospectus dated August 22, 2013)

8,300,000 Shares
GLOBAL EAGLE ENTERTAINMENT INC.
Common Stock
$ per share

The selling stockholders are offering all of the shares of our common stock under this prospectus supplement. The selling stockholders include certain members of our board of directors (or their affiliated entities or trusts for the benefit of their family). See “Selling Stockholders.” We will not receive any proceeds from the sale of shares by the selling stockholders.

•	The last reported sale price of our common stock on February 6, 2015 was $15.70 per share.
•	Trading symbol: NASDAQ Capital Market — ENT

Concurrently with this offering, we are offering $75,000,000 aggregate principal amount of our     % Convertible Senior Notes due 2035 (or a total of $82,500,000 aggregate principal amount if the initial purchasers exercise in full their option to purchase additional Convertible Notes), which we refer to as the Convertible Notes, pursuant to a separate private placement. Neither offering is contingent upon the completion of the other. We cannot assure you that the concurrent private offering of Convertible Notes will be completed or, if completed, on what terms it will be completed. See “Concurrent Private Offering of Convertible Notes.”

This investment involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and on page 3 of our Annual Report on Form 10-K for the year ended December 31, 2013, as amended, or our 2013 Form 10-K, and in our subsequently filed Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus supplement and the accompanying base prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to selling stockholders	$	$

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

The underwriters have a 30-day option to purchase up to 1,245,000 additional shares of common stock from the selling stockholders to cover over-allotments, if any, on the same terms as set forth above.

The underwriters expect to deliver the shares against payment on or about February   , 2015.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying base prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Piper Jaffray	Macquarie Capital

The date of this prospectus supplement is February   , 2015

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying base prospectus are part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. The shelf registration statement was declared effective by the SEC on August 22, 2013. This prospectus supplement describes the specific details regarding this offering and may add, update or change information contained in the accompanying base prospectus. The accompanying base prospectus provides general information about us, some of which, such as the section entitled “Plan of Distribution,” may not apply to this offering.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement or the accompanying base prospectus. If information in this prospectus supplement is inconsistent with the accompanying base prospectus or the information incorporated by reference, you should rely on this prospectus supplement. This prospectus supplement, together with the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus, includes all material information relating to this offering. We and the selling stockholders have not authorized anyone to provide you with different or additional information. The selling stockholders are not making an offer to sell or soliciting an offer to buy these shares in any jurisdiction where the offer is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying base prospectus, and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should carefully read this prospectus supplement, the accompanying base prospectus, the information and documents incorporated herein and therein by reference and the additional information under the heading “Where You Can Find More Information”.

We further note that the representations, warranties and covenants made by us or the selling stockholders in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus supplement or the accompanying base prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context requires otherwise, references in this prospectus supplement and the accompanying base prospectus to “Global Eagle,” “Global Eagle Entertainment,” the “Company,” “we,” “us,” “our” and similar terms refer to Global Eagle Entertainment Inc. and its subsidiaries.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our use of proceeds from the concurrent offering of Convertible Notes, if consummated, our earnings, Adjusted EBITDA, revenues, expenses or other future financial or business performance or strategies, or the impact of legal or regulatory matters on our business, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made, and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	our ability to expand our domestic and international business, including our ability to grow our business with current and potential future airline partners and successfully partner with satellite service providers, including Hughes Network Systems and SES S.A.;
•	our ability to grow through acquisitions, and the ability of our management to integrate acquisitions and manage growth profitably;
•	our obligations under the Convertible Notes that are being concurrently offered, and our ability to successfully use the proceeds therefrom, if such offering is completed;
•	our management’s ability to recognize changing trends in the systems, services and business model requirements of our current and potential future customers;
•	our ability to sustain historic levels of revenue from our “TV Flies Free” offering on Southwest Airlines and our ability to replicate this model with other airlines;
•	the ability of our content segment to provide unique content curation and delivery services attractive to non-theatrical customers, including the airlines and studios;
•	the outcome of any legal proceedings pending or that may be instituted against us;
•	changes in laws or regulations that apply to us or our industry;
•	our ability to recognize and timely implement future technologies in the content delivery space, including wireless content delivery, and the satellite connectivity space, including Ku-HTS and other competing satellite technologies, system developments and deployments;
•	our ability to deliver end-to-end connectivity network performance sufficient to meet the increasing demands of our airline customers and their passengers;
•	our ability to generate sufficient service revenues to recover costs associated with equipment subsidies and other start-up expenses that we may incur in connection with sales of our connectivity solution;
•	our ability to obtain and maintain regulatory and international authorizations to operate our connectivity service over the airspace of foreign jurisdictions our customers utilize;
•	our ability to timely and cost-effectively identify and license television, audio and media content that airlines and/or passengers demand and will purchase;

S-iii

•	general economic and technological circumstances in the satellite transponder market, including access to transponder capacity in limited regions and successful launch of replacement transponder capacity where and when applicable;
•	our ability to obtain and maintain licenses for content used on legacy installed in-flight entertainment systems and next generation in-flight entertainment systems;
•	the loss of, or failure to realize benefits from, agreements with our airline partners;
•	the loss of relationships with original equipment manufacturers or dealers;
•	unfavorable economic conditions in the airline industry and economy as a whole, and in particular arising from sanctions against Russia and the instability in the Middle East;
•	the reliance on third-party satellite service providers and equipment and other suppliers, including single source providers and suppliers;
•	the effects of service interruptions or delays, technology failures, material defects or errors in our software or hardware, damage to our network resources, disruption of our content delivery systems or geopolitical restrictions;
•	the limited operating history of our connectivity and in-flight television and media products;
•	costs associated with defending pending or future intellectual property infringement actions and other litigation or claims;
•	increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll out of our technology roadmap or our international expansion plans, including managing rapid changes in available competitive technologies and product development of such technologies;
•	fluctuation in our operating results;
•	the demand for in-flight broadband Internet access services and market acceptance for our products and services; and
•	other risks and uncertainties set forth in this prospectus supplement, the accompanying base prospectus and in our 2013 Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, which are incorporated herein by reference.

S-iv

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus supplement and the accompanying base prospectus carefully, including the section entitled “Risk Factors” beginning on page S-10 and our consolidated financial statements and the related notes and the other information incorporated by reference into this prospectus supplement and the accompanying base prospectus.

Our Business

We are a leading full service provider of content, connectivity and digital media solutions for airlines. Through our comprehensive product and services platform, we provide over 150 domestic and international airlines with a wide range of in-flight solutions, including Wi-Fi, movies, television, music, interactive software, as well as portable in-flight entertainment, or IFE, solutions, content management services, e-commerce solutions and original content development. Our business is comprised of two operating segments: Connectivity and Content.

Connectivity

Our Connectivity segment provides our airline partners and their passengers with Wi-Fi connectivity over Ku-band satellite transmissions. Our Connectivity segment offers specialized network equipment, media applications and premium content services that allow airline passengers to access in-flight Internet, live television, on-demand content, shopping and travel-related information. As of December 31, 2014, with our Connectivity solution installed on 624 aircraft, we have online one of the largest fleets of in-flight entertainment and Internet connected aircraft capable of operating over land and sea.

Our Connectivity business generates revenue primarily through the sale of equipment and Wi-Fi Internet, advertising and sponsorship and other related services.

Our Connectivity business was formed in 2004, its Wi-Fi connectivity system was first deployed by a domestic commercial airline in 2009 and its broadband services became fully operational in 2010. Following the completion of its licensed and operational in-flight broadband system in 2010, we commenced installation of our equipment on Southwest Airlines and began to generate revenues from operations. Hughes Network Systems, LLC, a global satellite services company, provides us exclusive satellite coverage across North America.

Our Connectivity business has achieved the following customer milestones through February 2015:

•	2010 — Southwest Airlines Co.;
•	2011 — Norwegian Air Shuttle;
•	2011 — WirelessG (Mango Airlines);
•	2012 — Transaero Airlines;
•	2012 — Icelandair;
•	2014 — Air China (trial);
•	2014 — NOK Air; and
•	2014 — Air France (trial).

The combined satellite coverage with these customers spans from Alaska to Japan, covering North America, the North Atlantic, Europe, and a substantial portion of the Middle East, Russia and Asia.

Content

Our Content segment selects, manages and distributes wholly-owned and licensed media content, video and music programming, applications and games to over 150 airlines worldwide, as well as to the maritime and other away-from-home non-theatrical markets. Our Content business generates revenue primarily through the licensing of acquired and third party media content, video and music programming, and video games, and secondarily from value added services such as selection, purchase, production, customer support and technical adjustment of content in connection with the integration and servicing of in-flight entertainment programs. Our Content segment’s operations are primarily focused on:

•	acquiring in-flight entertainment, or IFE, licenses for major Hollywood, independent and international film and television productions, and marketing such distribution rights to the airline, maritime and other non-theatrical markets such as schools;
•	making content available for IFE systems and all associated services; and
•	providing services ranging from the selection, purchase, production and technical adjustment of content to customer support in connection with the integration and servicing of IFE programs.

Our Content segment addresses a variety of technical needs of airlines relating to content irrespective of the particular onboard IFE system being used. We provide comprehensive support for a broad-range of traditional, new and emerging technologies. Our technical services include encoding, editing and meta-data services that we perform in-house in technical facilities in Singapore, Auckland (New Zealand), and California. These technical facilities also enable us to provide a full range of tailored digital production solutions including corporate videos, safety videos, animated video content, podcasts and broadcast quality radio shows.

Our Content services also include the development of graphical user interfaces for a variety of in-flight entertainment applications, database management related to the overall management of in-flight entertainment and both the technical integration of content and the operation of the varied content management systems found on commercial aircraft across the globe.

We have the largest market share in international in-flight gaming content. Our creative teams work to produce casual games customized to suit the in-flight environment. We also acquire multi-year licenses from reputable game publishers to adapt third party branded games and concepts for in-flight use from partners such as Disney, EA, Popcap, Tetris, Namco Bandai, DK and Berlitz. Our Content services include cultural expertise to adapt the software we deliver to the language and cultural specificities of each airline customer’s passenger demographics. In addition, our Content business develops software applications for the next generation of in-flight entertainment systems, including interactive electronic menus and magazines.

We continually develop next generation products for supplying IFE on aircraft. Some of these products include our WISETM, Wireless Inflight Services and Entertainment, software platform that allows passengers to stream a variety of content on their personal electronic devices during their flight, and other products in development to allow for the storage and delivery of large amounts of content on aircraft.

Recent Developments

Expected Full-Year and Fourth Quarter 2014 Results

Our financial results for the full year and fourth quarter of 2014 are not yet finalized. However, the following information reflects our preliminary expectations with respect to such results:

•	Revenue. We expect to report full-year 2014 revenue in the range of $383 million to $388 million and, accordingly, fourth quarter 2014 revenue in the range of $96.3 million to $101.3 million.
•	Adjusted EBITDA and Operating Loss Before Income Taxes. We expect to report full-year 2014 Adjusted EBITDA in the range of $29.7 million to $31.5 million and, accordingly, fourth quarter 2014 Adjusted EBITDA in the range of $9.3 million to $11.1 million. We expect to report full-year 2014 operating loss before income taxes in the range of $46.1 million to $47.1 million and, accordingly, fourth quarter 2014 operating loss before income taxes in the range of $20.0 million to $21.0 million.

•	Cash Capital Expenditures. We expect to report full-year 2014 cash capital expenditures in the range of $8.5 million to $9.5 million.
•	New Aircraft Installations. We expect to report full-year 2014 new aircraft installations of our connectivity system of 101.

The estimated full-year and fourth quarter 2014 results are preliminary, unaudited and subject to completion, reflect management’s estimates based solely upon information available to it as of the date of this prospectus supplement and are not a comprehensive statement of our financial results for the full year or fourth quarter of 2014. Such preliminary estimates are subject to the closing of the full year and fourth quarter of 2014 and finalization of year-end financial and accounting procedures (which have yet to be completed) and should not be viewed as a substitute for full-year or quarterly financial statements prepared in accordance with generally accepted accounting principles in the United States of America, or GAAP. Our independent registered public accounting firm, Ernst & Young LLP, has not audited, reviewed or performed any procedures with respect to these preliminary estimates or the accounting treatment thereof and does not express an opinion or any other form of assurance with respect thereto.

We have provided ranges for certain of the preliminary results described above primarily because our financial closing procedures for the full-year and fourth quarter 2014 are not yet complete, and we do not expect to complete our financial statements for the full year and fourth quarter of 2014 until after completion of this offering. As a result, there is a possibility that our full-year and fourth quarter 2014 financial results could vary from these preliminary estimates. We currently expect that the full-year and fourth quarter 2014 revenue, Adjusted EBITDA and full-year cash capital expenditures will be within the ranges estimated above. However, we caution you that such estimates are forward-looking statements and are not guarantees of future performance or outcomes, and that actual results may differ materially. In addition to the completion of our financial closing procedures, and the procedures and audit to be conducted by Ernst & Young LLP, factors that could cause actual results to differ from those described above are set forth above under “Cautionary Note Regarding Forward-Looking Statements” and are set forth and incorporated by reference below under “Risk Factors.” Accordingly, you should not place undue reliance upon this preliminary information. You should read this information together with our financial statements and the related notes and “Management's Discussion and Analysis of Financial Condition and Results of Operations” for prior periods incorporated by referenced into this prospectus supplement.

Adjusted EBITDA Description and Reconciliation

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we present Adjusted EBITDA, which is a non-GAAP financial measure, as a measure of our performance. The presentation of Adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, net income (loss), operating loss before income taxes or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flow or liquidity. For more information on this non-GAAP financial measure, please see the reconciliation table and notes thereto below.

Adjusted EBITDA is the primary measure used by our management and board of directors to understand and evaluate our financial performance and operating trends, including period to period comparisons, to prepare and approve our annual budget and to develop short and long term operational plans. Additionally, Adjusted EBITDA is the primary measure used by the compensation committee of our board of directors to establish the funding targets for and fund the annual bonus pool for our employees and executives. We believe our presentation of Adjusted EBITDA is useful to investors both because it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and our management frequently uses it in discussions with investors, commercial bankers, securities analysts and other users of our financial statements.

We define Adjusted EBITDA as operating loss before income taxes before, when applicable, other income (expense), interest expense (income), depreciation and amortization, as further adjusted to eliminate the impact of, when applicable, stock-based compensation, acquisition and realignment costs, restructuring charges, F/X gain (loss) on intercompany loans and any gains or losses on certain asset sales or dispositions. Other income (expense), acquisition and realignment costs and restructuring charges include such items, when applicable, as (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance payments and third party professional fees directly attributable to acquisition or corporate realignment activities, (d) certain non-recurring expenses associated with our expansion into China that did not generate associated revenue in 2014, (e) legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at acquired companies prior to their purchase date, (f) impairment of a portion of certain receivables directly attributable to a customer undergoing economic hardships from recent trade sanctions imposed by the European Union and the United States on Russia, (g) changes in the fair value of our derivative financial instruments and (h) any restructuring charges in the period pursuant to our integration plan announced on September 23, 2014. Management does not consider these costs to be indicative of our core operating results.

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are:

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA does not reflect our cash requirements in connection with legal settlements;
•	Adjusted EBITDA does not reflect the impact of the failure of one of our customers to pay certain amounts owed to us as a result of recent trade sanctions imposed by the European Union and the United States on Russia;
•	Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments on our debt;
•	Adjusted EBITDA excludes the impact of certain foreign denominated assets and liabilities translated to U.S. currency exchange rates on our business;
•	Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;
•	Adjusted EBITDA does not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments;
•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
•	Other companies in our industry may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.

The following table sets forth a reconciliation of our expected fourth quarter and full-year 2014 Adjusted EBITDA to expected fourth quarter and full-year 2014 operating loss before income taxes.

(Preliminary estimates, unaudited) (Range of estimates in millions)	Three Months Ended December 31, 2014	Year Ended December 31, 2014
Operating loss before income taxes(1)	($20.0) – ($21.0)	($46.1) – ($47.1)
Other (income) expense(2)	$10.1 – $12.2	$12.8 – $14.9
Depreciation and amortization	$8.5	$34.5
Stock-based compensation	$1.8	$8.3
Acquisition and realignment costs(3)	$7.4 – $8.0	$16.1 – $16.7
Restructuring charges(4)	$1.5 – $1.6	$4.1 – $4.2
Adjusted EBITDA	$9.3 – $11.1	$29.7 – $31.5

(1)	Adjusted EBITDA is reconciled to operating loss before income taxes rather than net income (loss) attributable to common stockholders because our financial closing and review procedures for the fourth quarter and full-year of 2014 have not been completed, and as a result, as of the date of this prospectus supplement, our income tax provision for the periods presented cannot yet be calculated.
(2)	Other income (expense) principally includes the change in fair value of our derivative financial instruments of approximately $7.5 million in the fourth quarter of 2014 and $7.0 million for the full-year 2014, certain non-recurring expenses through the third quarter of 2014 associated with our expansion into China that did not generate associated revenue in 2014, and a one-time non-cash impairment provision recorded during the fourth quarter of 2014 on certain accounts receivables owed for equipment shipped to a Russian customer in 2013 and the first half of 2014. At December 31, 2014, the Russian customer had a total outstanding accounts receivable balance of $4.1 million. While this customer has agreed in principle to a multi-year payment plan on these outstanding receivables beginning late in the first quarter of 2015, we believe that the recent trade sanctions imposed by the European Union and the United States on Russia may alone or in combination continue to adversely affect the collectability of such accounts receivable, and as a result we recorded a one-time impairment provision of $4.1 million during the fourth quarter of 2014, which is included in our estimated fourth quarter 2014 and full-year 2014 GAAP operating loss before income taxes. Of this, $2.8 million, which relates solely to our cost in the underlying equipment shipped to this customer, is included in other income (expense). Management does not consider these costs to be indicative of our core operating results.
(3)	Acquisition and realignment costs include such items, when applicable, as (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance payments and third party professional fees directly attributable to acquisition or corporate realignment activities and (d) legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at acquired companies prior to their purchase date. Management does not consider these costs to be indicative of our core operating results.
(4)	Includes restructuring expenses pursuant to our integration plan announced on September 23, 2014. Management does not consider these costs to be indicative of our core operating results.

Concurrent Private Offering of Convertible Notes

Concurrently with this offering, we are offering $75,000,000 aggregate principal amount of our Convertible Notes (or a total of $82,500,000 aggregate principal amount if the initial purchasers exercise in full their option to purchase additional Convertible Notes), pursuant to a separate private placement. Neither offering is contingent upon the completion of the other. We cannot assure you that the concurrent private offering of Convertible Notes will be completed or, if completed, on what terms it will be completed. We intend to use the net proceeds from the private offering of Convertible Notes for working capital and general corporate purposes, including possible acquisitions, ongoing and future capital investments in new product development and technologies, and costs associated with expanding our customer base in new and emerging markets. However, we have no current commitments or obligations with respect to any acquisitions.

The Convertible Notes, if issued, will bear interest at a rate of     % per year, payable semiannually in arrears on February 15 and August 15 of each year, beginning August 15, 2015. The Convertible Notes will mature on February 15, 2035, unless earlier repurchased, redeemed or converted. Prior to November 15, 2034, the Convertible Notes will be convertible at the option of holders of the Convertible Notes only upon the satisfaction of certain conditions and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, the Convertible Notes will be convertible into cash, shares of our common stock or a combination thereof at our election at an initial conversion rate of      shares of common stock per $1,000 principal amount of Convertible Notes (equivalent to an initial conversion price of approximately $     per share of common stock). The conversion rate will be subject to adjustment if certain events occur.

The Convertible Notes will be subject to repurchase at the option of the holders on February 20, 2022, February 20, 2025 and February 20, 2030 and upon the occurrence of certain change in control transactions or liquidation, dissolution or delisting events at a repurchase price equal to 100% of the principal amount of the Convertible Notes being repurchased, plus accrued and unpaid interest.

The Convertible Notes will be redeemable by us at our option on or after February 20, 2019 upon the satisfaction of a sale price condition with respect to our common stock and on or after February 20, 2022 without regard to the sale price condition. See “Concurrent Private Offering of Convertible Notes” for more information about our concurrent offering of Convertible Notes and the terms thereof.

The private offering of Convertible Notes is being made exclusively by a separate offering memorandum. This prospectus supplement and the accompanying prospectus shall not be deemed an offer to sell or a solicitation of an offer to buy the Convertible Notes. The Convertible Notes will not be registered under the Securities Act of 1933, or the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the requirements of the Securities Act. The Convertible Notes will be offered only to “qualified institutional buyers” as defined under Rule 144A of the Securities Act.

Amendment to Credit Agreement

On February 6, 2015, we entered into a Consent to our Loan and Security Agreement, dated as of December 22, 2014, by and among Citibank, N.A. (“Citibank”), the Company, and the direct or indirect domestic subsidiaries of the Company listed on Schedule 1 thereto or otherwise a party thereto from time to time (the “Credit Agreement”), pursuant to which Citibank consented to the issuance by us of the Convertible Notes and agreed that such issuance, and complying with the terms thereof, shall not constitute an event of default under the Credit Agreement, provided that such compliance shall be in accordance with the terms of the Credit Agreement as amended by such Consent.

Corporate Information

Our principal executive office is located at 4553 Glencoe Avenue, Los Angeles, California 90292 and our telephone number is (310) 437-6000. Our website address is http://www.geemedia.com/. The information contained on our website is not incorporated by reference into, and does not form any part of, this prospectus supplement or the accompanying base prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website.

Row 44®, Giving Broadband Wings®, the Global Eagle Entertainment and Row 44 logos, and other trademarks or service marks of Global Eagle and its subsidiaries appearing or incorporated by reference in this prospectus supplement and the accompanying base prospectus, are the property of Global Eagle or one of its subsidiaries. Trade names, trademarks and service marks of other companies appearing or incorporated by reference in this prospectus supplement and the accompanying base prospectus are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply relationships with, or endorsements of us by, these other companies.

THE OFFERING

Common stock offered by the selling stockholders:
8,300,000 shares.
Underwriters’ over-allotment option:
The underwriters have a 30-day option to purchase up to 1,245,000 additional shares of common stock from the selling stockholders to cover over-allotments, if any, at the public offering price less underwriting discount.
Common stock to be outstanding immediately after this offering:
76,916,011 shares of common stock.(1)
Use of proceeds
We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.
Ticker symbol
Our common stock is listed on The NASDAQ Capital Market and trades under the symbol “ENT.”
Risk factors
See “Risk Factors” for a discussion of factors that you should consider carefully before deciding to invest in shares of our common stock.

(1)	The number of shares of our common stock to be outstanding immediately after this offering is based on the number of shares of our common stock outstanding as of December 31, 2014, and excludes the following:
•	3,053,634 shares of common stock held by Global Entertainment AG, our wholly-owned subsidiary;
•	5,711,415 shares of common stock issuable upon the exercise of stock options outstanding as of December 31, 2014 under our 2013 Equity Incentive Plan, as amended, with a weighted average exercise price of approximately $10.61 per share;
•	59,594 shares of restricted stock units outstanding as of December 31, 2014 under our 2013 Equity Incentive Plan, as amended;
•	1,182,472 shares of common stock currently reserved for future issuance as of December 31, 2014 under our 2013 Equity Incentive Plan, as amended;
•	10,148,508 shares of our common stock issuable upon exercise of outstanding warrants to purchase shares of our common stock at an exercise price of $11.50 per share; and
•	1,456,051 shares of our common stock issuable upon exercise of outstanding warrants to purchase shares of our common stock with a weighted average exercise price of $9.09 per share.

In addition, the number of shares of our common stock to be outstanding immediately after this offering excludes the shares of our common stock potentially issuable upon conversion of the Convertible Notes being offered by us in the concurrent private Convertible Notes offering.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables provide a summary of our historical consolidated financial information as of the dates and for the periods indicated. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2013 Form 10-K and our Quarterly Reports on Form 10-Q and our consolidated financial statements and the related notes thereto, all of which are incorporated by reference into this prospectus supplement.

The summary historical consolidated financial data as of September 30, 2014 and for the nine months ended September 30, 2014 and 2013 have been derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 and filed with the SEC on November 7, 2014. The summary historical consolidated financial data as of December 31, 2013 and for the year ended December 31, 2013 have been derived from our audited consolidated financial statements and related notes included in our 2013 Form 10-K incorporated by reference into this prospectus supplement. We consummated a business combination transaction on January 31, 2013 with Row 44 and AIA. For accounting purposes, Row 44 was determined to be the accounting acquirer in the business combination transaction. As a result, the summary historical consolidated financial data as of December 31, 2012 and for each of the years ended December 31, 2012 and 2011 have been derived from the audited financial statements of Row 44 included in our 2013 Form 10-K incorporated by reference into this prospectus supplement.

The presented financial information for the year ended December 31, 2013 includes the financial information of Row 44 for the period January 1, 2013 to December 31, 2013 (365 days), the financial information of the Company and AIA for the period January 31, 2013 to December 31, 2013 (335 days), as well as the financial information of Post Modern Edit, LLC and related entities, which we acquired on July 10, 2013, for the period July 10, 2013 to December 31, 2013 (174 days) and the U.K.-based parent of IFE Services Limited, which we acquired on October 18, 2013, for the period October 18, 2013 to December 31, 2013 (74 days).

Our historical results are not necessarily indicative of our results to be expected in any future period, and our unaudited interim results for any interim period are not necessarily indicative of our results expected for the full year or any future period.

Consolidated Statements of Operations Data: (In thousands, except per share amounts)	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(unaudited)	(unaudited)
Revenue	$286,736	$179,862	$259,722	$69,210	$33,637
Operating Expenses:
Cost of sales	213,341	139,571	197,938	76,897	35,947
Sales and marketing expenses	10,119	8,444	10,330	3,935	3,129
Product development	15,561	5,946	9,068	2,646	3,392
General and administrative	51,440	53,860	70,629	14,534	9,552
Amortization of intangible expense	18,613	8,470	17,281	34	25
Restructuing Charges	2,606	—	—	—	—
Total operating expenses	311,680	216,291	305,246	98,046	52,045
Loss from operations	(24,944)	(36,429)	(45,524)	(28,836)	(18,408)
Other income (expense):
Interest income (expense), net	44	(726)	(2,417)	(10,368)	(233)
Change in value of derivative financial instruments	555	(7,107)	(63,961)	(3,576)	—
Other income (expense)	(1,786)	571	(1,000)	(23)	(60)
Total other income (expense)	(1,187)	(7,262)	(67,378)	(13,967)	(293)

Consolidated Statements of Operations Data: (In thousands, except per share amounts)	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(unaudited)	(unaudited)
Income (loss) before income taxes	(26,131)	(43,691)	(112,902)	(42,803)	(18,701)
Income tax provision	3,552	1,754	1,839	—	—
Net loss	(29,683)	(45,445)	(114,741)	(42,803)	(18,701)
Non-controlling interest	194	89	290	—	—
Net loss attributable to common stockholders	$(29,877)	$(45,534)	(115,031)	$(42,803)	$(18,701)
Net loss per share:
Net loss attributable to common stock per share – basic and diluted	$(0.41)	$(0.89)	(2.17)	$(2.24)	$(1.35)
Weighted average number of common shares outstanding – basic and diluted	72,284	51,106	53,061	19,148	13,883

Consolidated Balance Sheet Data:	As of December 31,		As of September 30, 2014 (unaudited)
	2013	2012
Cash and cash equivalents and marketable securities	$258,796	$2,088	$209,637
Total assets	578,883	29,437	544,077
Total liabilities	222,699	28,020	208,721
Total equity	356,184	1,417	335,356

RISK FACTORS

Investing in our common stock involves risks. Before you make a decision to buy any shares offered hereby, you should carefully consider the specific risks and uncertainties set forth above under “Cautionary Note Regarding Forward-Looking Statements,” the risks described below in this prospectus supplement, and the risks described under “Risk Factors” in the accompanying base prospectus and in our 2013 Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, which are incorporated herein by reference. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our common stock could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus supplement, the accompanying base prospectus or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Related to this Offering and our Common Stock

Our stock price has been volatile and may continue to be volatile in the future and this volatility may affect the price at which you could sell your shares of common stock.

The trading price of our common stock has been volatile and may continue to be volatile in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on an investment in our common stock:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
•	changes in the market’s expectations about our operating results;
•	success of competitors;
•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;
•	changes in financial estimates and recommendations by securities analysts concerning us, the market for in-flight entertainment, the airline industry, or the travel market in general;
•	operating and stock price performance of other companies that investors deem comparable to us;
•	our ability to market new and enhanced products on a timely basis;
•	changes in laws and regulations affecting our business or our industry;
•	commencement of, or involvement in, litigation involving us;
•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
•	the volume of shares of our common stock available for public sale;
•	any major change in our board of directors or management;
•	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and
•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our common stock irrespective of our operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our common stock, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our common stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock could depress the market price of our common stock, and impair our ability to raise capital through the sale of additional equity securities. We, the selling stockholders and each of our directors and executive officers are subject to lock-up agreements that prohibit us and them from offering for sale, pledging, assigning, encumbering, announcing the intention to sell, selling, contracting to sell, granting any option, right or warrant to purchase, or otherwise transferring or disposing of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of at least 90 days following the date of this prospectus supplement without the prior written consent of Piper Jaffray & Co., subject to certain exceptions. We cannot predict the effect that future sales of our common stock or perceptions of such sales following the expiration of the 90-day period referred to above would have on the market price of our common stock.

Concentration of ownership may have the effect of delaying or preventing a change in control.

After giving effect to this offering (assuming the underwriters do not exercise their over-allotment option), PAR Investment Partners, L.P. (“PAR”) will beneficially own approximately 31% of our outstanding shares of common stock. This percentage excludes 3,053,634 shares of common stock held by Global Entertainment AG, our wholly-owned subsidiary. As a result, PAR may have the ability to influence the outcome our corporate actions requiring stockholder approval. This may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our second amended and restated certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

•	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;
•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
•	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;
•	the ability of our board of directors to determine to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;
•	the requirement that an annual meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	limiting the liability of, and providing indemnification to, our directors and officers;
•	controlling the procedures for the conduct and scheduling of stockholder meetings;
•	providing the board of directors with the express power to postpone previously scheduled annual meetings of stockholders and to cancel previously scheduled annual meetings of stockholders;
•	providing that directors may be removed prior to the expiration of their terms by stockholders only for cause; and
•	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay hostile takeovers and changes in control of our company or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

Risks Related to the Concurrent Private Offering of Convertible Notes

We may not have sufficient cash flow from our business to make payments on our indebtedness.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the Convertible Notes, depends on our performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

We may incur substantially more debt or take other actions that would intensify the risks discussed above.

In addition to the Convertible Notes, we and our subsidiaries may incur substantial additional debt, subject to restrictions contained in our existing and future debt instruments, some or all of which may be secured debt. We will not be restricted under the terms of the indenture governing the Convertible Notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due. Our Credit Agreement restricts our ability to incur additional indebtedness, including secured indebtedness, but if the facility matures or is repaid, we may not be subject to such restrictions under the terms of any subsequent indebtedness.

We may not have the ability to repay the principal amount of the Convertible Notes at maturity, to raise the funds necessary to settle conversions of the Convertible Notes or to repurchase the Convertible Notes upon a fundamental change or on specified repurchase dates, and the agreements governing our future indebtedness may contain limitations on our ability to repurchase the Convertible Notes.

At maturity, the entire outstanding principal amount of the Convertible Notes will become due and payable by us. Upon the occurrence of a fundamental change or upon each of February 20, 2022, February 22, 2025 and February 22, 2030, holders of Convertible Notes will also have the right to require us to repurchase all or a portion of their Convertible Notes at a repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest, if any, as described under “Concurrent Private Offering of Convertible Notes.” In addition, upon conversion of the Convertible Notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the Convertible Notes being converted as described in “Concurrent Private Offering of Convertible Notes.” However, we may not have sufficient funds or be able to obtain financing at the time we are required to repay the principal amount of the Convertible Notes, make repurchases of the Convertible Notes or settle conversions of the Convertible Notes. In addition, our ability to repurchase the Convertible Notes may be limited by law, regulatory action or agreements governing our indebtedness. Furthermore, certain transactions or events that would give holders of the Convertible Notes, if issued, the right to put the Convertible Notes back to us or to convert the Convertible Notes with an increased conversion rate would constitute events of default under the Credit Agreement. Our failure to repay the principal amount of the Convertible Notes, repurchase Convertible Notes at a time when the repurchase is required by the indenture or to settle conversions of the Convertible Notes would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the Convertible Notes or make cash payments upon conversion thereof.

The conditional conversion feature of the Convertible Notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the Convertible Notes is triggered, holders of Convertible Notes will be entitled to convert the Convertible Notes at any time during specified periods at their option. If one or more holders elect to convert their Convertible Notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than cash in lieu of any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their Convertible Notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which may result in a material reduction of our net working capital.

The accounting method for convertible debt securities that may be settled in cash could have a material effect on our reported financial results.

Under Accounting Standards Codification 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20, an entity must separately account for the liability and equity components of convertible debt instruments, such as the Convertible Notes, that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the Convertible Notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ deficit on our consolidated balance sheet, and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the Convertible Notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the Convertible Notes to their face amount over the term of the Convertible Notes. We will report lower net income in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the Convertible Notes.

In addition, under certain circumstances, convertible debt instruments, such as the Convertible Notes, that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of such convertible debt instruments, such as the Convertible Notes, are not included in the calculation of diluted earnings per share except to the extent that the conversion value of such convertible debt instruments, such as the Convertible Notes, exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the Convertible Notes, then our diluted earnings per share would be adversely affected.

The concurrent private offering of Convertible Notes, if completed, will result in substantial indebtedness that may limit cash flow available to invest in the ongoing needs of our business.

Assuming the consummation of the concurrent private offering of Convertible Notes, we will have a significant amount of indebtedness. We will issue $75,000,000 aggregate principal amount of Convertible Notes (or a total of $82,500,000 aggregate principal amount if the initial purchasers exercise in full their option to purchase additional Convertible Notes), if and when we close the offering of the Convertible Notes. After giving effect to the issuance of the Convertible Notes (assuming no exercise of the initial purchasers’ option to purchase additional Convertible Notes) in the concurrent private offering and our entry in December 2014 into the Credit Agreement and our borrowing and use of $2.4 million of term loans thereunder, our total outstanding consolidated indebtedness and other liabilities as of September 30, 2014 would have been $283.7 million. Furthermore, the Credit Agreement would allow us to borrow up to an additional $20.0 million, all of which would be secured indebtedness. As of February 6, 2015, we had $2.4 million of borrowings under our Credit Agreement and $20.0 million of availability. The indenture governing the Convertible Notes will not limit our ability to incur indebtedness, and we could in the future incur additional indebtedness beyond such amount. Our substantial debt combined with our other financial obligations and contractual commitments could have significant adverse consequences, including:

•	requiring us to dedicate a substantial portion of cash flow from operations to the payment of interest on, and principal of, our debt, which will reduce the amounts available to fund working capital, capital expenditures, product development efforts and other general corporate purposes;
•	increasing our vulnerability to adverse changes in general economic, industry and market conditions;
•	obligating us to restrictive covenants that may reduce our ability to take certain corporate actions or obtain further debt or equity financing;
•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and
•	placing us at a competitive disadvantage compared to our competitors that have less debt or better debt servicing options.

We intend to satisfy our current and future debt service obligations with our existing cash and cash equivalents and marketable securities and funds from external sources. However, we may not have sufficient funds or may be unable to arrange for additional financing to pay the amounts due under our existing debt. Funds from external sources may not be available on acceptable terms, if at all. In the event of an acceleration of amounts due under our debt instruments as a result of an event of default, including upon the occurrence of an event that would reasonably be expected to have a material adverse effect on our business, operations, properties, assets or condition or a failure to pay any amount due, we may not have sufficient funds or may be unable to arrange for additional financing to repay our indebtedness or to make any accelerated payments.

Our management team may invest or spend the proceeds of the concurrent private offering of Convertible Notes in ways with which you may not agree or in ways which may not yield a significant return.

Although we will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders in this offering, assuming we complete the concurrent private offering of Convertible Notes, our management will have broad discretion over the use of proceeds from such offering. We intend to use the net proceeds from the private offering of Convertible Notes for working capital and general corporate purposes, including possible acquisitions, ongoing and future capital investments in new product development and technologies, and costs associated with expanding our customer base in new and emerging markets. Our management will have considerable discretion in the application of the net proceeds of the private offering of Convertible Notes, and you will not have the opportunity to assess whether such proceeds are being used appropriately. The net proceeds of the private offering of Convertible Notes may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock.

Holders of the Convertible Notes may employ a convertible arbitrage strategy with respect to the Convertible Notes that could adversely affect the price of our common stock.

If the concurrent private offering of Convertible Notes closes, we expect that many investors in, and potential future purchasers of, the Convertible Notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the Convertible Notes. Investors that employ a convertible arbitrage strategy would typically implement such a strategy by selling short the common stock underlying the Convertible Notes and dynamically adjusting their short position while continuing to hold the Convertible Notes. Investors may also implement this type of strategy by entering into swaps on the common stock in lieu of or in addition to short selling the common stock. Any such strategy may have the effect of decreasing the trading price of our common stock.

The fundamental change repurchase feature of the indenture governing the Convertible Notes may increase the price of or prevent an otherwise beneficial takeover attempt of us.

The indenture governing the Convertible Notes will require us to repurchase the Convertible Notes for cash upon the occurrence of a fundamental change of us and, in certain circumstances, to increase the conversion rate for a holder that converts its notes in connection with a make-whole fundamental change. A takeover of us may trigger the requirement that we repurchase the Convertible Notes and/or increase the conversion rate, which could make it more costly for a potential acquirer to engage in a combinatory transaction with us. Such additional costs may have the effect of preventing a takeover of us that would otherwise be beneficial to investors.

Conversion of the Convertible Notes may dilute the ownership interest of our existing stockholders, including holders who had previously converted their notes, or may otherwise depress the price of our common stock.

The conversion of some or all of the Convertible Notes sold in the concurrent private offering of Convertible Notes will dilute the ownership interests of existing stockholders to the extent we deliver shares upon conversion of any of the Convertible Notes. Any sales in the public market of the common stock issuable upon such conversion or any anticipated conversion of the Convertible Notes into shares of our common stock could adversely affect prevailing market prices of our common stock. In addition, the existence of the Convertible Notes may encourage short selling by market participants because the conversion of the Convertible Notes could be used to satisfy short positions.

There can be no assurance that the concurrent private offering of Convertible Notes will be consummated on acceptable terms, or at all.

This offering is not contingent upon completion of the concurrent private offering of Convertible Notes. Accordingly, the sale of shares of our common stock in this offering may be completed without the closing of the concurrent private offering of the Convertible Notes. The consummation of the concurrent private offering of Convertible Notes is subject to numerous risks and uncertainties, including those associated with investor preferences, market conditions and satisfaction of applicable closing conditions. The size of the concurrent private offering of Convertible Notes may be increased or decreased depending on market conditions, or we may decide not to undertake the offering at all. There can be no assurances that this transaction will be consummated on acceptable terms, or at all. If the concurrent private offering of Convertible Notes is not consummated, we will not have the additional liquidity that we expect from such private offering of the Convertible Notes.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock in this offering by the selling stockholders.

The selling stockholders will bear any underwriting commissions and discounts attributable to their sale of shares of our common stock and any related fees and expenses of their counsel and we will bear the remaining transaction expenses as required by the Amended and Restated Registration Rights Agreement, dated January 31, 2013, by and among the Company and certain holders party thereto, as amended. See “Underwriting.”

MARKET PRICE OF COMMON STOCK

Our common stock is traded on The NASDAQ Capital Market under the symbol “ENT.” The following table sets forth, on a per share basis and for the periods indicated, the high and low sale prices for our common stock as reported by The NASDAQ Capital Market.

	High	Low
2013:
January 1 – January 31 (EAGL)	$10.44	$9.83
February 1 – March 31 (ENT)	$10.23	$8.11
Second Quarter	$10.49	$7.96
Third Quarter	$11.49	$7.82
Fourth Quarter	$16.30	$8.51
2014:
First Quarter	$18.48	$14.23
Second Quarter	$16.48	$9.37
Third Quarter	$13.88	$9.30
Fourth Quarter	$14.23	$9.61
2015:
First Quarter (through February 6, 2015)	$16.01	$13.50

On February 6, 2015, the last reported sales price of our common stock on The NASDAQ Capital Market was $15.70 per share. As of February 6, 2015, there were approximately 88 holders of record of our common stock.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future. Instead, we anticipate that all of our earnings will be used to provide working capital, to support our operations and to finance the growth and development of our business. Any future determination to declare cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, any limitations contained in agreements governing our indebtedness, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2014:

•	on an actual basis; and
•	on an as adjusted basis to give effect to the sale of $75 million aggregate principal amount of Convertible Notes (assuming the initial purchasers do not exercise their option to purchase additional Convertible Notes) in the concurrent private offering described in “Concurrent Private Offering of Convertible Notes” after deducting the initial purchasers’ discounts and commissions and our estimated offering expenses, and our entry in December 2014 into the Credit Agreement and our borrowing of term loans thereunder. Neither this offering nor the concurrent private offering is contingent upon the completion of the other. We cannot assure you that the concurrent private offering of Convertible Notes will be completed or, if completed, on what terms it will be completed.

The table should be read in conjunction with our financial statements and the notes thereto and the sections entitled “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our 2013 Form 10-K and in subsequently filed Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus supplement.

	As of September 30, 2014
	Actual	As Adjusted
	(unaudited) (dollars in thousands)
Cash and cash equivalents	$209,637	$281,567
Long-term debt, including current portion:
Notes payable, line of credit and accrued interest	3,457	1,049
Credit Agreement(1)	—	2,400
% Convertible Senior Notes(2)	—	75,000
Total long-term debt, including current portion	3,457	78,449
Stockholders' equity:
Common stock, $0.0001 par value; 375,000,000 shares authorized, 79,301,427 and 76,247,793 shares outstanding(3)	8	8
Treasury stock, 3,053,634 shares	(30,659)	(30,659)
Additional paid-in capital(4)	640,428	640,428
Subscriptions receivable	(497)	(497)
Accumulated deficit	(273,820)	(273,820)
Accumulated other comprehensive loss	(104)	(104)
Total stockholders' equity	335,356	335,356
Total capitalization	$338,813	$413,805

(1)	On December 22, 2014, we and certain of our subsidiaries entered into a Credit Agreement, providing for $2.4 million of term loans, which we used to repay in full an outstanding term loan and letter of credit, and a revolving line of credit in an amount not to exceed $20.0 million. As of February 6, 2015, we had $2.4 million of borrowings under our Credit Agreement and $20.0 million of availability.
(2)	In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash must be separated into liability and equity components, such that interest expense reflects the issuer’s nonconvertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component accretes up to the principal amount over the expected life of the debt. ASC 470-20 does not affect the actual amount of interest or principal that we are required to pay, and the amount shown in the table above for the Convertible Notes is the aggregate principal amount of the Convertible Notes, without reflecting the debt discount or fees and expenses that we are required to recognize, the increase in additional paid-in capital or the actual net proceeds to us from the offering of the Convertible Notes.
(3)	The common stock shown in the table above excludes: 6,315,000 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2014 under our 2013 Equity Incentive Plan, as amended, with a weighted average exercise price of approximately $10.76 per share; 127,687 shares of restricted stock units outstanding as of September 30, 2014 under our 2013 Equity Incentive Plan, as amended; 900,163 shares of common stock reserved for future issuance as of September 30, 2014 under our 2013 Equity Incentive Plan, as amended; 10,148,508 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock outstanding as of September 30, 2014, with an exercise price of $11.50 per share; and 1,456,051 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock outstanding as of September 30, 2014, with a weighted average exercise price of $9.09 per share.
(4)	Additional paid-in capital may be further affected by the deferred tax effect associated with the conversion feature of the Convertible Notes.

SELLING STOCKHOLDERS

This prospectus supplement relates to the sale of 8,300,000 shares of our common stock by the selling stockholders named below, plus up to an additional 1,245,000 shares by the selling stockholders to the extent the underwriters’ over-allotment option is exercised.

The following table sets forth information with respect to the current beneficial ownership of the selling stockholders with respect to shares of our common stock, the number of shares of our common stock being offered hereby by each selling stockholder and information with respect to shares of our common stock to be beneficially owned by each selling stockholder after completion of this offering.

The percentages in the following table reflect the shares of our common stock beneficially owned by the selling stockholders after this offering as a percentage of the total number of shares of our common stock issued and outstanding as of February 6, 2015. As of February 6, 2015, there were 76,916,011 shares of our common stock issued and outstanding.

The amounts and percentages of shares of our common stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Selling Stockholder	Number of Shares Beneficially Owned Prior to this Offering	Assuming No Exercise of the Underwriters’ Option			Number of Shares Beneficially Owned After this Offering Assuming Full Exercise of the Underwriters’ Option
		Number of Shares Being Offered	Number of Shares Beneficially Owned After this Offering(1)
			Number	%	Number	%
PAR Investment Partners, L.P.(1)	29,490,583	5,000,000	24,490,583	31.6	23,740,583	30.1
Landmark South Dakota Trust(2)	4,422,560	2,500,000	1,922,560	2.5	1,547,560	2.0
Jeff Sagansky(3)	1,544,816	800,000	744,816	1.0	624,816	*
Total	35,457,959	8,300,000	27,157,959	35.3	25,912,959	33.7

*	Less than 1%
(1)	Includes 509,512 shares of common stock issuable upon the exercise of warrants. All shares are held directly by PAR Investment Partners, L.P. (“PAR”). PAR Capital Management, Inc. (“PCM”), as the general partner of PAR Group, L.P., which is the general partner of PAR, has investment discretion and voting control over shares held by PAR. No stockholder, director, officer or employee of PCM has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares held by PAR. The shares held by PAR are part of a portfolio managed by Edward L. Shapiro, who is Chairman of the Board of the Company. As an employee of PCM, Mr. Shapiro has the authority to make investment decisions with respect to our shares held by PAR.
(2)	Represents shares held by a trust (the “Trust”) to which Harry E. Sloan transferred the shares on December 9, 2014. Mr. Sloan has been a member of our board of directors since the Company’s inception, and was our Chairman and Chief Executive Officer from February 2, 2011 until January 31, 2013. LLBH Private Wealth Management, LLC (“LLBH”) or one of its affiliates acts as investment advisor to the Trust (“Investment Advisor”) and has voting and investment power with respect to the shares held by the Trust. William Loftus, Kevin Burns and James Pratt-Heaney are managers of the Investment Advisor and therefore may be deemed to beneficially own the shares held by the Trust. The business address for Landmark South Dakota Trust is 330 South Poplar Avenue, Suite 103-1, Pierre, South Dakota 57501.
(3)	Mr. Sagansky has been a member of the Board of Directors of the Company since the Company’s inception (February 2, 2011). From February 2, 2011 until January 31, 2013, Mr. Sagansky was President of the Company.

For additional information regarding the material relationships between the Company and the selling stockholders, please refer to the “Selling Securityholders” section of the accompanying base prospectus and the information set forth under the caption “Material Relationships with Selling Securityholders” beginning on page 7 therein, which information is incorporated herein by reference.

CONCURRENT PRIVATE OFFERING OF CONVERTIBLE NOTES

Concurrently with this offering, we are offering $75,000,000 aggregate principal amount of our Convertible Notes (or a total of $82,500,000 aggregate principal amount if the initial purchasers exercise in full their option to purchase additional Convertible Notes), pursuant to a separate private placement. Neither offering is contingent upon the completion of the other. We cannot assure you that the concurrent private offering of Convertible Notes will be completed or, if completed, on what terms it will be completed. The size of the concurrent private offering of Convertible Notes may be increased or decreased depending on market conditions, or we may decide not to undertake the offering at all. We intend to use the net proceeds from the private offering of Convertible Notes for working capital and general corporate purposes, including possible acquisitions, ongoing and future capital investments in new product development and technologies, and costs associated with expanding our customer base in new and emerging markets. However, we have no current commitments or obligations with respect to any acquisitions.

The Convertible Notes, if issued, will bear interest at a rate of      % per year, payable semiannually in arrears on February 15 and August 15 of each year, beginning August 15, 2015. The Convertible Notes will mature on February 15, 2035, unless earlier repurchased, redeemed or converted. Prior to November 15, 2034, the Convertible Notes will be convertible at the option of holders of the Convertible Notes only upon the satisfaction of certain conditions and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, the Convertible Notes will be convertible into cash, shares of our common stock or a combination thereof at our election at an initial conversion rate of      shares of common stock per $1,000 principal amount of Convertible Notes (equivalent to an initial conversion price of approximately $     per share of common stock), subject to adjustment in some events.

The Convertible Notes will be redeemable by us at our option on or after February 20, 2019, if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide written notice of redemption and (2) on or after February 20, 2022 regardless of the sale price condition described in clause (1), in each case, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

On February 20, 2022, February 20, 2025 and February 20, 2030 and upon the occurrence of certain change in control transactions, liquidation or dissolution events or delisting events with respect to our common stock, holders of the Convertible Notes may require us to repurchase all or a portion of their Convertible Notes at a repurchase price in cash equal to 100% of the principal amount of the Convertible Notes being repurchased, plus accrued and unpaid interest, if any, to, but excluding, the relevant repurchase date.

If certain change in control transactions, liquidation or dissolution events or delisting events with respect to our common stock occur or if we issue a notice of redemption, in each case, prior to February 20, 2022, in certain circumstances we will increase the conversion rate for a holder who elects to convert its Convertible Notes in connection with such transaction, event or redemption notice, as the case may be.

The private offering of Convertible Notes is being made exclusively by a separate offering memorandum. This prospectus supplement and the accompanying prospectus shall not be deemed an offer to sell or a solicitation of an offer to buy the Convertible Notes. The Convertible Notes will not be registered under the Securities Act of 1933, or the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the requirements of the Securities Act. The Convertible Notes will be offered only to “qualified institutional buyers” as defined under Rule 144A of the Securities Act.

UNDERWRITING

The selling stockholders are offering the shares of common stock described in this prospectus supplement through Piper Jaffray & Co. and Macquarie Capital (USA) Inc. as the joint book-running managers. We and the selling stockholders have entered into a firm commitment underwriting agreement with Piper Jaffray, as representative of the several underwriters. Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to the underwriters, and the underwriters have agreed to purchase from the selling stockholders,      shares of common stock.

Underwriter	Number of Shares
Piper Jaffray & Co.
Macquarie Capital (USA) Inc.
Total

Each underwriter is committed to purchase all the shares of common stock offered by the selling stockholders if it purchases any shares, other than those shares covered by the over-allotment option described below.

Each underwriter proposes to offer the common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $     per share. After the offering, these figures may be changed by the underwriters.

The selling stockholders have granted the underwriters an option to buy up to      additional shares of common stock to cover over-allotments. The underwriters may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus supplement. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to the selling stockholders per share of common stock. The following table shows the per share and total underwriting discount to be paid to the underwriters in this offering assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	With no Over-Allotment	With Over-Allotment
Per Share	$	$
Total	$	$

We estimate that the total fees and expenses payable by us will be approximately $325,000.

We and the selling stockholders have agreed to indemnify each underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Dougherty & Company LLC is acting as our financial advisor for this transaction for which we will pay approximately $100,000 in respect of their fees.

We, the selling stockholders and each of our directors and executive officers are subject to lock-up agreements that prohibit us and them from offering for sale, pledging, selling, contracting to sell, granting any option to purchase, or otherwise disposing of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of at least 90 days following the date of this prospectus supplement without the prior written consent of Piper Jaffray & Co. The lock-up agreements do not prohibit (1) transfers of shares of our common stock in this offering, (2) the establishment of a 10b5-1 plan, provided that no sales of our common stock or securities convertible into, or exchangeable or exercisable for our common stock, shall be made pursuant to such 10b5-1 Plan prior to the expiration of the 90-day lock up period, (3) sales pursuant to any 10b5-1 Plan existing on the date of this prospectus supplement in an amount not to exceed 15,000 shares in the aggregate, (4) the exercise of stock options pursuant to our equity incentive plans in effect on the date hereof or warrants effected by means of net share settlement, cashless exercise, or by the delivery or sale of shares held by anyone subject to a lock-up agreement or (5) transfers to us to satisfy tax withholding obligations upon vesting of restricted stock awards or restricted stock units or exercise of stock options.

The lock-up agreements do not prohibit us from (1) issuing shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock pursuant to our equity incentive plans as in existence on the date of this prospectus supplement, (2) issuing shares of our common stock pursuant to the exchange, exercise or conversion of warrants or convertible securities outstanding as of the date of this prospectus supplement, (3) filing one or more registration statements on Form S-8 with the SEC, (4) issuing the Convertible Notes and any shares of our common stock in connection with conversions of the Convertible Notes pursuant to the indenture governing the Convertible Notes or (5) the issuance of up to an aggregate of 2.0 million shares of our common stock or other securities convertible into or exchangeable or exercisable for an aggregate of no more than 2.0 million shares of our common stock or derivative of up to 2.0 million shares of common stock in connection with our acquisition of one or more businesses, products or technologies, joint ventures, commercial relationships or other strategic corporate transactions, provided that any recipient of the securities described in this clause (5) will be required to enter into a lock-up agreement that is substantially similar to the lock-up agreement our directors, executive officers and selling stockholders entered into in connection with this offering. In addition, the lock-up agreements do not prohibit us from filing a prospectus supplement or otherwise assisting in the offer and sale of common stock of the selling stockholders in this offering.

The 90-day lock-up period in all of the lock-up agreements is subject to extension if (i) during the last 17 days of the lock-up period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless Piper Jaffray waives the extension in writing.

Our shares are listed on The Nasdaq Capital Market under the symbol “ENT.”

To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for its own account by selling more shares of common stock than the selling stockholders have sold to them. Short sales involve the sale by the underwriters of a greater number of shares than the underwriters are required to purchase in the offering. The underwriters may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on The Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time. The underwriters may also engage in passive market making transactions in our common stock. Passive market making consists of displaying bids on the Nasdaq Capital Market is limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the Commission limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

This prospectus supplement and the accompanying base prospectus in electronic format may be made available on the web sites maintained by the underwriters and the underwriters may distribute prospectuses and prospectus supplements electronically. From time to time in the ordinary course of their businesses, the underwriters and certain of their affiliates have engaged, and may in the future engage, in commercial banking or investment banking transactions with us and our affiliates.

Other Relationships

Each of the underwriters and its affiliates has performed in the past and may provide from time to time in the future certain investment banking, commercial banking and commercial services for us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.

Piper Jaffray & Co. and Macquarie Capital (USA) Inc. are acting as joint book-running managers in the concurrent private offering of Convertible Notes.

In addition, from time to time, each of the underwriters and its affiliates may effect transactions for its own account or the account of customers, and hold on behalf of it or its customers, long or short positions in our debt or equity securities or loans, and for persons or entities who have relationships with us, and may do so in the future. Each of the underwriters and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

DESCRIPTION OF CAPITAL STOCK

Please refer to the section entitled “Description of Securities to be Registered” on page 14 of the accompanying base prospectus for a summary description of the terms of our common stock being offered hereby.

VALIDITY OF THE SECURITIES

The validity of the shares of common stock offered hereby has been passed on for us by McDermott Will & Emery LLP, New York, New York. Goodwin Procter LLP, New York, New York, will pass upon certain matters for the underwriters.

EXPERTS

The financial statements of Global Eagle Entertainment Inc. as of December 31, 2013 and for the year ended December 31, 2013 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, which is incorporated herein by reference, from our 2013 Form 10-K. Such financial statements have been so incorporated in reliance on the report of such firm, given on their authority as experts in auditing and accounting.

The financial statements of Row 44, Inc. as of December 31, 2012 and for each of the two years in the period ended December 31, 2012 have been audited by Rose, Snyder & Jacobs LLP, an independent registered public accounting firm, as set forth in their report thereon, which is incorporated herein by reference, from our 2013 Form 10-K. Such financial statements have been so incorporated in reliance on the report of such firm, given on their authority as experts in auditing and accounting.

The financial statements of Global Eagle Acquisition Corp. (a development stage company) as of December 31, 2012, and 2011, for the year ended December 31, 2012 and for the period February 2, 2011 (inception) to December 31, 2011 have been audited by Rothstein Kass, an independent registered public accounting firm, as set forth in their report thereon, which is incorporated herein by reference, from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Such financial statements have been so incorporated in reliance on the report of such firm, given on their authority as experts in auditing and accounting.

The consolidated financial statements of Advanced Inflight Alliance AG as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010, have been audited by Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, independent auditors, as set forth in their reports thereon, which is incorporated herein by reference, from the Company’s Current Report on Form 8-K/A (Amendment No. 3) filed with the SEC on August 9, 2013. Such financial statements have been so incorporated in reliance on the report of such firm, given on their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

We have filed a registration statement on Form S-3 (File No. 333-188121) with the SEC relating to the securities offered hereby. This prospectus supplement and the accompanying base prospectus are part of the registration statement and do not contain all of the information in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying base prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 25, 2014 (File No. 001-35176), as amended by Form 10-K/A (Amendment No. 1) filed with the SEC on March 26, 2014 (including those portions of our Definitive Proxy Statement filed with the SEC on April 30, 2014 that are incorporated by reference into Part III of our Annual Report on Form 10-K);
(2)	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 12, 2014, as amended by Form 10-Q/A (Amendment No. 1) filed with the SEC on May 28, 2014 (File No. 001-35176); for the quarter ended June 30, 2014, filed with the SEC on August 11, 2014 (File No. 001-35176); and for the quarter ended September 30, 2014, filed with the SEC on November 7, 2014 (File No. 001-35176);
(3)	Our Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on January 7, 2014, January 21, 2014 (Item 5.02 and Exhibit 10.1 only), May 27, 2014, June 10, 2014, June 19, 2014, July 15, 2014, August 19, 2014, September 17, 2014, September 29, 2014, October 30, 2014 (Item 1.01 only), November 6, 2014 (Item 5.02 and Exhibit 10.1 only), December 30, 2014 and February 9, 2015 (Item 1.01 only) (File No. 001-35176);
(4)	The description of our common stock that is contained in our Form 8-A filed on May 12, 2011 (File No. 001-35176), pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

(5)	All documents filed with the SEC by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the date of this prospectus supplement and before the termination of the offering to which this prospectus supplement relates.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents by telephone at (310) 437-6000 or in writing at the following address:

Global Eagle Entertainment Inc.
Attn: Secretary
4553 Glencoe Avenue
Los Angeles, California 90292

PROSPECTUS

Global Eagle Entertainment Inc.

15,000,000 shares
of Common Stock, Par Value $.0001 per share
Offered by the Company

55,551,596 shares
of Common Stock, Par Value $.0001 per share
and
7,666,667 Warrants to Purchase Common Stock
Offered by Certain Selling Securityholders

We may, from time to time in one or more offerings, offer and sell up to 15,000,000 shares of our common stock.

In addition, the selling securityholders identified in this prospectus may, from time to time in one or more offerings, offer and sell up to 55,551,596 shares of our common stock, of which:

•	4,169,085 shares were issued in a private placement prior to our initial public offering;
•	22,709,827 shares were issued in a private placement in connection with our business combination transaction which we completed on January 31, 2013, in which we acquired Row 44, Inc., or Row 44, and 86% of the issued and outstanding shares of Advanced Inflight Alliance AG, or AIA, which we refer to as the Business Combination;
•	19,118,233 shares are issuable upon the conversion of shares of non-voting common stock that we issued in a private placement in connection with the Business Combination;
•	7,666,667 shares are issuable upon the exercise of warrants to purchase shares of our common stock that were issued in a private placement to Global Eagle Acquisition LLC, which we refer to as our Sponsor, in connection with our initial public offering, or the Sponsor Warrants;
•	1,456,050 shares are issuable upon the exercise of certain warrants that were assumed by us in connection with our initial business combination transaction, or the Row 44 Warrants; and
•	431,734 shares were issued in a private placement in connection with our acquisition of substantially all the assets of Post Modern Edit, LLC, or PME, and related entities.

The selling securityholders may also, from time to time in one or more offerings, offer and sell up to 7,666,667 Sponsor Warrants. Each Sponsor Warrant entitles the holder thereof to purchase one share of our common stock at an exercise price of $11.50 per share.

We will not receive any proceeds from the sale of our common stock or Sponsor Warrants by selling securityholders, but we are required to pay certain offering fees and expenses in connection with the registration of the selling securityholders’ securities and to indemnify the selling securityholders against certain liabilities.

This prospectus describes the general manner in which the shares of our common stock and Sponsor Warrants (as applicable) may be offered and sold by us and the selling securityholders. If necessary, the specific manner in which these securities may be offered and sold will be described in one or more supplements to this prospectus. Any prospectus supplement may add, update or change information contained in this prospectus. You should carefully read this prospectus, and any applicable prospectus supplement, as well as the documents incorporated by reference herein or therein before you invest in any of our securities.

We or the selling securityholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, certain selling securityholders may offer and sell these securities from time to time, together or separately. If we or the selling securityholders use underwriters, dealers or agents to sell the securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds we or any selling securityholders expect to receive from that sale will also be set forth in a prospectus supplement.

Our common stock is listed on the NASDAQ Capital Market and trades under the symbol “ENT.” Our warrants issued in our initial public offering, or our Public Warrants, are quoted on the OTC market under the symbol “ENTWW.” On August 21, 2013, the closing sale price of the common stock on the NASDAQ Capital Market was $9.64 and the closing sale price of the Public Warrants on the OTC market was $1.67. The Sponsor Warrants are not listed, and we have not applied to have the Sponsor Warrants listed, on any exchange.

See the section entitled “Risk Factors” beginning on page 3 of this prospectus and any similar section contained in any applicable prospectus supplement to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 22, 2013

You should rely only on the information contained in or incorporated by reference in this prospectus or any supplement to this prospectus. We have not authorized anyone to provide you with different information. Neither we nor the selling securityholders are making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front cover of those documents (or the date of the document incorporated by reference, as applicable).

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may sell from time to time in one or more offerings up to an aggregate of 15,000,000 shares of common stock and the selling securityholders may sell from time to time in one or more offerings up to an aggregate of 55,551,596 shares of our common stock and up to an aggregate of 7,666,667 Sponsor Warrants.

This prospectus describes the general manner in which the shares of common stock and Sponsor Warrants (as applicable) may be offered and sold by us and the selling securityholders. If necessary, the specific manner in which these securities may be offered and sold will be described in one or more supplements to this prospectus. Any prospectus supplement may add, update or change information contained in this prospectus. You should carefully read this prospectus, and any applicable prospectus supplement, as well as the documents incorporated by reference herein or therein before you invest in any of our securities.

Unless the context requires otherwise, references in this prospectus to “Global Eagle,” “Global Eagle Entertainment,” the “company,” “we,” “us,” “our” and similar terms refer to Global Eagle Entertainment Inc. and its subsidiaries.

i

ABOUT GLOBAL EAGLE ENTERTAINMENT

We are a full service platform offering both content and connectivity for the worldwide airline industry. Through our combined content, distribution and technology platforms, we provide airlines and the travelers they serve with in-flight video content, e-commerce and information services. Through Row 44, our subsidiary, we utilize Ku-band satellite technology to provide airline passengers with Internet access, live television, shopping and travel-related information. Currently installed on nearly 500 aircraft, Row 44 has the largest fleet of connected entertainment platforms operating over land and sea globally. In addition, through AIA, our subsidiary, we provide film and television content, games and applications and digital media services to more than 130 airlines worldwide.

We were originally formed on February 2, 2011 as a special purpose acquisition company under the name Global Eagle Acquisition Corp. for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination involving one or more businesses. On January 31, 2013, we completed the Business Combination in which we acquired (i) Row 44 pursuant to the Agreement and Plan of Merger and Reorganization, dated as of November 8, 2012, by and among the Company, EAGL Merger Sub Corp., a Delaware corporation and our wholly-owned subsidiary, Row 44, and PAR Investment Partners, L.P., a Delaware limited partnership (“PAR”), and (ii) 86% of the issued and outstanding shares of AIA, pursuant to a Stock Purchase Agreement, dated as of November 8, 2012, between the Company and PAR. Following the Business Combination, we changed our name to Global Eagle Entertainment Inc. Subsequent to the Business Combination, we acquired an additional approximately 8.0% of the issued and outstanding shares of AIA, so that we now hold approximately 94% of the issued and outstanding shares of AIA. In addition, on July 10, 2013, we completed the acquisition of substantially all of the assets of PME and related entities.

Additional Information

Our principal executive office is located at 4353 Park Terrace Drive, Westlake Village, California 91361 and our telephone number is (818) 706-3111.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus and the documents incorporated by reference herein within the meaning of the Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including without limitation our earnings, revenues, expenses or other future financial or business performance or strategies, or the impact of legal or regulatory matters on our business, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions.

These forward-looking statements are based on information available to us as of the date they were made, and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability to integrate the Row 44 and AIA businesses, the ability of the combined business to grow and the ability of our executive officers to manage growth profitably;
•	our ability to recognize and timely implement future technologies in the satellite connectivity space, including Ku-band system development and deployment;
•	our ability to deliver end-to-end network performance sufficient to meet increasing airline customer and passenger demand;
•	our ability to obtain and maintain international authorizations to operate our service over the airspace of foreign jurisdictions our customers utilize;
•	our ability to expand our service offerings and deliver on our service roadmap;
•	our ability to timely and cost-effectively identify and license television and media content that passengers will purchase;
•	general economic and technological circumstances in the satellite transponder market, including access to transponder space in capacity limited regions and successful launch of replacement transponder capacity where applicable;
•	our ability to obtain and maintain licenses for content used on legacy installed in-flight entertainment systems;
•	the loss of, or failure to realize benefits from, agreements with our airline partners;
•	the loss of relationships with original equipment manufacturers or dealers;
•	unfavorable economic conditions in the airline industry and economy as a whole;
•	our reliance on third-party satellite service providers and equipment and other suppliers, including single source providers and suppliers;
•	the effects of service interruptions or delays, technology failures, material defects or errors in our software, damage to our equipment or other geopolitical restrictions;
•	the limited operating history of our connectivity and in-flight television and media products;
•	the demand for in-flight broadband internet access services and market acceptance for our products and services; and
•	other risks and uncertainties set forth in this prospectus or in any applicable prospectus supplement and in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, which are incorporated herein by reference.

USE OF PROCEEDS

Except as described in any applicable prospectus supplement, we anticipate using the net proceeds from the sale by us of common stock for general corporate purposes, including acquisitions and other business opportunities, capital expenditures and working capital. We believe opportunities may exist from time to time to expand our current business through acquisitions of other companies, products or technologies, or strategic alliances with other companies. Working capital and other general corporate purposes may include sales and marketing expenditures, research and development expenditures, capital expenditures and any other purposes that we may specify in any prospectus supplement. Our plans to use the net proceeds from the sale by us of common stock may change, and if they do, we will update this information in a prospectus supplement.

We will not receive any proceeds from the sale of our common stock or Sponsor Warrants by selling securityholders, but we are required to pay certain offering fees and expenses in connection with the registration of the selling securityholders’ securities and to indemnify the selling securityholders against certain liabilities.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements” and the risks described below, you should carefully consider the specific risks set forth under the caption “Risk Factors” in any applicable prospectus supplement and in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, which are incorporated herein by reference. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

There is currently no market for the Sponsor Warrants and a market for the Sponsor Warrants will not develop.

The Sponsor Warrants have no established trading market and will not be listed on any securities exchange. Since an active trading market will not develop and will not be maintained, holders of the Sponsor Warrants may experience difficulty in reselling, or an inability to sell, the Sponsor Warrants. Future selling prices for the Sponsor Warrants may be adversely affected by many factors, including changes in our financial performance, changes in the overall market for similar securities and performance or prospects for companies in our industry.

SELLING SECURITYHOLDERS

Up to 55,551,596 shares of our common stock may be offered for resale by the selling securityholders under this prospectus, including (i) 4,169,085 shares issued in a private placement prior to the our initial public offering, (ii) 22,709,827 shares issued in a private placement in connection with the Business Combination, (iii) 19,118,233 shares issuable upon the conversion of shares of non-voting common stock that we issued in a private placement in connection with the Business Combination, (iv) 7,666,667 shares issuable upon the exercise of the Sponsor Warrants, (v) 1,456,050 shares issuable upon the exercise of the Row 44 Warrants, and (vi) 431,734 shares that were issued in a private placement in connection with our acquisition of PME. Additionally, up to 7,666,667 Sponsor Warrants may be offered for resale by the selling securityholders under this prospectus. A portion of the securities being registered by the registration statement of which this prospectus forms a part are being registered pursuant to registration rights granted to certain selling securityholders in connection with the Business Combination.

To the extent permitted by law, the selling securityholders listed below may resell shares of our common stock and Sponsor Warrants pursuant to this prospectus. We have registered the sale of the shares of our common stock and the Sponsor Warrants to permit the selling securityholders and their respective permitted transferees or other successors-in-interest that receive their shares of common stock or Sponsor Warrants from the selling securityholders after the date of this prospectus to resell their shares of common stock and Sponsor Warrants.

The following table sets forth the number of shares of common stock and Sponsor Warrants being offered by the selling securityholders, including shares of our common stock issuable upon the exercise of the Sponsor Warrants and the Row 44 Warrants, and assuming the conversion of 19,118,233 shares of non-voting common stock to shares of common stock. The following table also sets forth the number of shares of common stock and Sponsor Warrants known to us, based upon written representations by the selling securityholders, to be beneficially owned by the selling securityholders as of August 13, 2013, assuming the conversion of all of our outstanding shares of non-voting common stock to common stock. The selling securityholders are not making any representation that any shares of common stock or Sponsor Warrants covered by this prospectus will be offered for sale. The selling securityholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares of common stock. For purposes of the table below, we assume that all of the shares of our common stock and Sponsor Warrants covered by this prospectus will be sold.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of common stock and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of common stock and Sponsor Warrants beneficially owned by them. Except as described in the footnotes to the following table and under “Material Relationships with Selling Securityholders” below, none of the persons named in the table has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. The inclusion of any shares of common stock in this table does not constitute an admission of beneficial ownership for the person named below.

As of August 13, 2013, assuming the conversion of 19,118,233 shares of our non-voting common stock into shares of our common stock, and excluding 3,053,634 shares of common stock held by AIA, our majority-owned subsidiary, there were 55,179,569 shares of our common stock issued and outstanding.

Selling Securityholder	Shares of Common Stock Beneficially Owned Prior to Offering		Sponsor Warrants Beneficially Owned Prior to Offering	Shares of Common Stock Offered	Sponsor Warrants Offered	Shares of Common Stock Beneficially Owned After the Offered Shares are Sold	%	Sponsor Warrants Beneficially Owned After the Offered Sponsor Warrants are Sold	%
PAR Investment Partners, L.P.(1)(2)	28,492,984		—	29,478,011	—	0	—	0	—
Global Eagle Acquisition LLC(3)	11,443,243		7,333,334	11,443,243	7,333,334	0	—	0	—
Harry E. Sloan(4)	11,443,243		7,333,334	11,443,243	7,333,334	0	—	0	—
Jeff Sagansky(4)	11,443,243		7,333,334	11,443,243	7,333,334	0	—	0	—
Wellington Management Company, LLP(1)(5)	3,562,285		—	6,105,831	—	0	—	0	—
Exit Row Investments, LLC(1)	1,687,776		—	1,875,306	—	0	—	0	—
Putnam Capital Spectrum Fund(6)	1,677,700		—	1,677,700	—	0	—	0	—
Bay Pond Investors (Bermuda) L.P.(1)(7)(8)	1,239,190		—	1,513,240	—	0	—	0	—
Bay Pond Partners L.P.(1)(7)(9)	1,073,459		—	1,294,506	—	0	—	0	—
MLB Advanced Media L.P.(1)(10)	854,786		—	873,629	—	0	—	0	—
Alaska Airlines(1)	837,453		—	930,504	—	0	—	0	—
Ithan Creek Master Investors (Cayman) L.P.(1)(7)	658,861		—	813,409	—	0	—	0	—
Quissett Investors (Bermuda) L.P.(1)(7)(11)	703,754		—	779,647	—	0	—	0	—
Putnam Equity Spectrum Fund(6)	697,300		—	697,300	—	0	—	0	—
Hughes Network Systems LLC(1)	433,267		—	481,408	—	0	—	0	—
Quissett Partners, L.P.(1)(7)	439,673		—	486,747	—	0	—	0	—
Dennis A. Miller(12)	455,421		333,333	390,421	333,333	65,000	—	0	—
James A. Graf(13)	431,263		266,667	431,263	266,667	0	—	0	—
John Guidon(1)(14)	313,457		—	343,227	—	0	—	0	—
J. Caird Investors (Bermuda) L.P.(1)(7)(15)	304,334		—	337,140	—	0	—	0	—
James A. McNamara(11)	334,738		—	22,088	—	312,650	—	0	—
J. Caird Partners, L.P.(1)(7)(15)	279,695		—	309,752	—	0	—	0	—
John LaValle(16)	220,426		—	220,426	—	0	—	0	—
Gregg Fialcowitz(1)	210,161		—	233,512	—	0	—	0	—
Post Modern Edit, LLC	170,991	(17)	—	263,358	—	0	—	0	—
James Costello(18)	156,925		—	156,925	—	0	—	0	—
Ithan Creek Master Investment Partnership (Cayman) II, L.P.(1)(7)	76,411		—	84,901	—	0	—	0	—
Post Modern Non-Theatrical Distribution LLC	72,881	(17)	—	112,350	—	0	—	0	—
Howard Lefkowitz	63,371		—	63,371	—	0	—	0	—
Mark Kroll(1)	52,868		—	58,266	—	0	—	0	—
H. Travis Christ(19)	48,367		—	48,367	—	0	—	0	—
Brackmann 1992 Descendant's Trust(1)	31,182		—	34,647	—	0	—	0	—
Lawrence Kellner(1)(20)	31,520		—	32,873	—	0	—	0	—
Stephen Redford(21)	32,645		—	32,645	—	0	—	0	—
Sea Movies LLC(17)	20,743		—	31,948	—	0	—	0	—
Airline Media Productions LLC(17)	15,698		—	24,178	—	0	—	0	—
Certain selling securityholders holding, collectively, less than 1% of our common stock	335,246	(22)	—	359,809	—	0	—	0	—

(1)	Excludes 10% of the shares of common stock issuable to such holder under the Row 44 Merger Agreement, which shares are held in escrow to secure (A) any post-closing purchase price adjustment due to the Company from Row 44 pursuant to the terms of the Row 44 Merger Agreement and (B) Row 44's indemnification obligations under the Row 44 Merger Agreement (“Escrow Shares”). Escrow Shares not subject to a claim will be released on the date that is 18 months after the closing of the Business Combination. Escrow Shares that are released to the holder(s) will be eligible for resale pursuant to this prospectus and are included in the column “Shares of Common Stock Offered.”
(2)	Includes 509,512 shares of common stock issuable upon the exercise of Row 44 Warrants. All shares are held directly by PAR Investment Partners, L.P. (“PAR”). PAR Capital Management, Inc. (“PCM”), as the general partner of PAR Group, L.P., which is the general partner of PAR, has investment discretion and voting control over shares held by PAR. No stockholder, director, officer or employee of PCM has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares held by PAR. The shares held by PAR are part of a portfolio managed by Edward L. Shapiro, who is Chairman of the Board of the Company, and, prior to the Business Combination, was Chairman of the Board of Row 44 and the Supervisory Board of AIA. As an employee of PCM, Mr. Shapiro has the authority to make investment decisions with respect to our shares held by PAR. Prior to the Business Combination, PAR owned a controlling interest in Row 44 and AIA.
(3)	Includes 4,114,909 shares issued to current or former executive officers of the Company prior to our initial public offering and shares underlying 7,328,334 Sponsor Warrants. Harry E. Sloan and Jeff Sagansky are members of the Sponsor. Includes 926,463 shares of common stock of the Company that are subject to forfeiture by the Sponsor in the event that the last sales price of common stock of the Company does not equal or exceed $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within 24 months following the completion of the Business Combination.
(4)	Messrs. Sloan and Sagansky are members of the Board of Directors of the Company, and have been on the Board since the Company’s inception (February 2, 2011). From February 2, 2011 until January 31, 2013, Mr. Sloan was Chief Executive Officer of the Company and Mr. Sagansky was President of the Company.
(5)	Includes 257,058 shares of common stock underlying Row 44 Warrants. Excludes 2,007,317 shares of common stock issued in the Business Combination and held in escrow, registered in the name of the escrow agent, pursuant to an agreement between Wellington Management Company, LLP (“Wellington Management”), certain affiliates of Wellington Management and certain client accounts of Wellington Management (collectively, the “Wellington Entities”) and the Company (the “Wellington Escrow Agreement”), pursuant to which the Wellington Entities expressly disclaimed and relinquished any right to exercise voting power or investment power with respect to any shares of common stock issued in the Business Combination to the extent (but only to the extent) that ownership of such shares would otherwise cause any Wellington Entity to beneficially own in excess of 9.9% of the Company's common stock.
(6)	At the closing of the Business Combination, we issued to Putnam 2,375,000 shares of common stock pursuant to a Common Stock Purchase Agreement we entered into with them on November 8, 2012.
(7)	These shares are also reported as beneficially owned by Wellington Management Company, LLP.
(8)	Includes 70,874 shares underlying Row 44 Warrants. These shares are also reported as beneficially owned by Wellington Management Company, LLP.
(9)	Includes 131,099 shares underlying Row 44 Warrants. These shares are also reported as beneficially owned by Wellington Management Company, LLP.
(10)	Includes 685,199 shares underlying Row 44 Warrants.
(11)	Includes 20,712 shares underlying Row 44 Warrants. These shares are also reported as beneficially owned by Wellington Management Company, LLP.
(12)	For each of Messrs. Miller and McNamara, consists of 22,088 shares of common stock purchased from the Sponsor. Includes a portion of the shares that are subject to forfeiture by each of Messrs. Miller and McNamara in the event the last sales price of our common stock does not equal or exceed $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within 24 months following the closing of the Business Combination. Includes shares underlying 333,333 Sponsor Warrants and 65,000 Public Warrants. Messrs. Miller and McNamara were directors of the Company from February 2, 2011 until January 31, 2013.

(13)	These shares represent 4% of the shares of our common stock and Sponsor Warrants held by Sponsor, including 4% of the shares underlying the Sponsor Warrants. Mr. Graf was Vice President, Chief Financial Officer, Treasurer and Secretary of the Company from February 2, 2011 until January 31, 2013. Mr. Graf is currently a special advisor to the Company.
(14)	Mr. Guidon is Chief Technology Officer Row 44, prior to which he was Chief Executive Officer of Row 44 from 2007 until January 2012. Mr. Guidon was a director of Row 44 throughout that time until January 31, 2013.
(15)	Includes 9,181 shares underlying Row 44 Warrants. These shares are also reported as beneficially owned by Wellington Management Company, LLP.
(16)	John LaValle is the Chief Executive Officer of the Company and was the Chief Executive Officer of Row 44 from January 2012 to January 2013. Prior to that time, he served as Row 44’s Chief Operating Officer and Chief Financial Officer, positions that he held since he joined Row 44 in June 2007.
(17)	Excludes approximately 30% of the shares of common stock and 10% of the overall consideration issuable to such holder under the Asset Purchase Agreement pursuant to which we acquired PME (the “PME APA”), which shares are held in escrow to secure (A) any post-closing purchase price adjustment due to the Company from PME and related entities pursuant to the terms of the PME APA and (B) PME’s indemnification obligations under the PME APA (“PME Escrow Shares”). PME Escrow Shares not subject to a claim will be released on the date that is 18 months after the July 9, 2013 closing of the acquisition of PME. PME Escrow Shares that are released to the holder(s) will be eligible for resale pursuant to this prospectus and are included in the column “Shares of Common Stock Offered.”
(18)	Mr. Costello is Vice President, Engineering of Row 44, a position he has held since 2007.
(19)	Mr. Christ was Chief Sales Officer of Row 44, a position he has held from May 2011 until February 14, 2013.
(20)	Mr. Kellner was a member of the Board of Directors of Row 44 from March 8, 2010 until January 31, 2013.
(21)	Mr. Redford joined Row 44 in June 2008 as its Chief Technical Officer and became Vice President Networks in January 2012, a position he continues to hold.
(22)	Excludes 24,563 Escrow Shares.

Material Relationships with Selling Securityholders

Transactions Related to Our IPO

In February 2011, the Sponsor purchased 4,417,683 shares of our common stock, which we refer to as “founder shares,” for an aggregate purchase price of $25,000, or approximately $0.01 per share. Subsequently, in March 2011, the Sponsor transferred an aggregate of 44,176 founder shares to Dennis A. Miller and James M. McNamara, who served on our board of directors until January 31, 2013. As a result of the underwriters’ partial exercise of their over-allotment option for our initial public offering, the Sponsor forfeited an aggregate of 248,598 founder shares on May 18, 2011, which shares were cancelled. In May 2012, the Sponsor transferred an aggregate of 10,000 founder shares to Cole A. Sirucek, who agreed to serve on our board of directors as of May 2012. Mr. Sirucek resigned from our board of directors as of January 31, 2013.

Upon consummation of our initial public offering, the founder shares were placed into a segregated escrow account maintained by American Stock Transfer & Trust Company, LLC acting as escrow agent. While in escrow, the founder shares are not transferable, other (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members of the Sponsor, or any affiliates of the Sponsor, (b) by gift to a member of one of the members of the Sponsor’s immediate family or to a trust, the beneficiary of which is a member of one of the members of the Sponsor’s immediate family, an affiliate of the Sponsor or to a charitable organization; (c) by virtue of laws of descent and distribution upon death of one of the members of the Sponsor; (d) pursuant to a qualified domestic relations order; (e) by virtue of the laws of the state of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; (f) in the event of our liquidation prior to our completion of our initial business combination; or (g) in the event of our completion of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our completion of our initial business combination; provided, however, that these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. The founder shares will be released from escrow on the earlier of (x) one year after the completion of the

Business Combination or earlier if the last sales price of our common stock equals or exceed $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after completion of the Business Combination, or (y) the date on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

In connection with the consummation of our initial public offering, members of the Sponsor purchased an aggregate of 7,000,000 Sponsor Warrants in a private placement. Subsequently, in July 2011, the Sponsor transferred 333,333 sponsor warrants to Dennis A. Miller for an aggregate purchase price of $250,000, or $0.75 per Sponsor Warrant. Each Sponsor Warrant entitles the holder to purchase one share of our common stock at $11.50 per share.

Sponsor Loans

Prior to the completion of our initial public offering, the Company issued an unsecured promissory note (the “First Note”) to the Sponsor on February 2, 2011 that provided for the Sponsor to advance to the Company, from time to time, up to $200,000 for expenses related to our initial public offering. The First Note was non-interest bearing and was payable on the earlier of August 1, 2011 or the completion of our initial public offering. The Sponsor advanced $140,000 to the Company under the First Note in a series of transactions prior to our initial public offering. The First Note was paid in full on May 18, 2011 and no balance remained outstanding subsequent to such date.

Prior to the consummation of the Business Combination, we issued an unsecured promissory note (the “Second Note”) to the Sponsor on August 21, 2012 that provided for the Sponsor to advance $250,000 to the Company, for expenses related to the proposed Business Combination. The Second Note was non-interest bearing and was payable on the earlier of (i) the consummation of the Business Combination or (ii) February 18, 2013. The Second Note was repaid in full on January 31, 2013.

On November 6, 2012, we issued a convertible promissory note to the Sponsor that provided for the Sponsor to advance to us, from time to time, up to $1,000,000 for ongoing expenses (the “Convertible Note”). The Convertible Note was non-interest bearing and was payable on the earlier of (i) the completion of an initial business combination by the Company or (ii) February 18, 2013. At the option of the Sponsor, any amounts outstanding under the Convertible Note up to $500,000 could be converted into Sponsor Warrants at a conversion price of $0.75 per warrant. Each Sponsor Warrant would entitle the Sponsor to purchase one share of our common stock at an exercise price of $11.50 per share commencing 30 days after the completion of an initial business combination by the Company.

On November 21, 2012, the Sponsor advanced to us $500,000 pursuant to the Convertible Note. Prior to the consummation of the Business Combination, the Sponsor advanced an additional $77,000 to us pursuant to the Convertible Note. Upon the consummation of the Business Combination, the Sponsor converted an aggregate principal amount of $500,000 outstanding under the Convertible Note into 666,667 warrants and the remaining amount outstanding was repaid in cash. These Sponsor Warrants became exercisable 30 days after the completion of the Business Combination, and will expire at 5:00 p.m., New York City time, on January 31, 2018 or earlier upon redemption or liquidation.

Office Space and Administrative Services

Roscomare Ltd., an entity owned and controlled by Mr. Sloan, our former Chairman and Chief Executive Officer and a current member of our board of directors, agreed to, from the date that our securities were first listed on Nasdaq through the consummation of the Business Combination, make available to us office space and certain office and secretarial services, as we required from time to time. We paid Roscomare Ltd. $10,000 per month for these services until completion of our Business Combination on January 31, 2013. This arrangement was solely for our benefit and was not intended to provide Mr. Sloan compensation in lieu of salary. We believe, based on rents and fees for similar services in the Los Angeles metropolitan area, that the fee charged by Roscomare Ltd. is at least as favorable as we could have obtained from an unaffiliated person. Further, we paid a fee of $15,000 per month to James A. Graf, our former Chief Financial Officer, until the consummation of our Business Combination. Mr. Graf resigned as an officer of the Company as of January 31, 2013 and is currently a special advisor to the Company.

Other than the $10,000 per-month administrative fee paid to Roscomare Ltd. until January 31, 2013 and $15,000 per-month paid to Mr. Graf until January 31, 2013, as well as reimbursement of any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, was paid to our Sponsor, officers or directors, or to any of their respective affiliates, prior to or with respect to our Business Combination. Our independent directors reviewed on a quarterly basis all payments that were made to our Sponsor, officers, directors and our or their affiliates.

Backstop Agreements

On January 31, 2013, in connection with the closing of the Business Combination, we consummated the transactions contemplated by an Amended and Restated Common Stock Purchase Agreement with PAR dated November 8, 2012 (the “PAR Backstop Agreement”) and a Common Stock Purchase Agreement with Putnam Capital Spectrum Fund and Putnam Equity Spectrum Fund (“Putnam”) dated November 8, 2012 (the “Putnam Backstop Agreement”). Pursuant to the PAR Backstop Agreement, PAR purchased 4,750,000 shares of our non-voting common stock for $10.00 per share. As the first investor to commit to a backstop investment in connection with our Business Combination, Row 44 paid to PAR $11,875,000 in cash at closing, which amount reduced the consideration payable by us to Row 44 equity holders in the Business Combination . Pursuant to the Putnam Backstop Agreement, we issued 2,375,000 shares of common stock to Putnam for $10.00 per share.

The Business Combination

On January 31, 2013, we consummated the Business Combination, consisting of (i) the acquisition of Row 44 and (ii) the acquisition of 86% of the issued and outstanding shares of AIA. In connection therewith, the Company issued a total of 44,899,018 shares of capital stock, including (a) 23,405,785 shares of its capital stock issued to former Row 44 equity holders, subject to an escrow holdback and post-closing adjustment, (b) 14,368,233 shares of non-voting common stock issued to PAR in consideration of PAR’s shares of AIA, and (c) 4,750,000 shares of non-voting common stock issued to PAR pursuant to the PAR Backstop Agreement and 2,375,000 shares of common stock issued to Putnam pursuant to the Putnam Backstop Agreement.

In connection with the closing of the Business Combination, former Row 44 stockholders agreed to deposit 10% of the shares of our common stock issuable to them in the Business Combination into escrow in order to secure (i) any post-closing purchase price adjustment, and (ii) the Row 44 stockholders’ indemnification obligations pursuant to the merger agreement we entered into with Row 44. All escrow shares not subject to a claim will be released on the date that is 18 months after the closing of the Business Combination.

Pursuant to the letters of transmittal delivered by Row 44 stockholders to exchange their shares of capital stock of Row 44 for shares of the Company, the Row 44 stockholders agreed not to sell (a) (i) 40% of the Company shares held by such holder (including shares underlying any warrants), and (ii) any of the shares held in escrow for such stockholders’ benefit (in each case excluding any shares issued under the Backstop Agreements) until the earlier to occur of (A) the six-month anniversary of the closing of the Business Combination, or (B) if the last sales price of Company shares exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 45 days after the closing of the Business Combination, the last day of such 30-trading day period, and (b) the remaining Company shares until the earlier to occur of (i) the first anniversary of the closing of the Business Combination, or (ii) if the last sales price of Company shares exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least six months after the closing of the Business Combination, the last day of such 30-trading day period.

Pursuant to the letters of transmittal delivered by Row 44’s option holders to exchange their options to purchase shares of capital stock of Row 44 for shares of the Company, Row 44’s option holders agreed not to sell (a) 50% of the Company shares held by such holder (including shares underlying any warrants) until the earlier to occur of (i) the six-month anniversary of the closing of the Business Combination, or (ii) if the last sales price of Company shares exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 45 days after the closing of the Business Combination, the last day of such 30-trading day period, and (b) the remaining Company shares until the earlier to occur of (i) the first anniversary of the closing of the Business Combination, or (ii) if the last sales price of Company shares exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least six months after the closing of the Business Combination, the last day of such 30-trading day period.

Registration Rights Agreement

Upon consummation of the Business Combination, we entered into an amended and restated registration rights agreement with respect to the founder shares, shares of our common stock underlying the Sponsor Warrants, and the shares of our common stock (including shares of common stock issuable upon conversion of non-voting common stock) that were issued in the Business Combination, which securities we collectively refer to as “registrable securities,” pursuant to which we are obligated to file a registration statement with the SEC covering the resale of the registrable securities and use our reasonable best efforts to cause the registration statement to be declared effective as soon as possible thereafter. Holders of each of (i) a majority of the founder shares, (ii) a majority of the shares issued to PAR and its affiliates in the Business Combination, and (iii) at least 10,000,000 of the registrable securities are also entitled to require us to undertake an underwritten public offering of all or a portion of the registrable securities pursuant to an effective registration statement, no more than once during any six month period, so long as the estimated market value of the registrable securities to be sold in such offering is at least $10,000,000. Holders of registrable securities also have certain “piggy-back” registration rights with respect to registration statements filed by us. Holders of the requisite number of registrable securities under the amended and restated registration rights agreement have granted us waivers of their rights relating to our failure to satisfy certain of our obligations under the agreement prior to our filing with the SEC of the first amendment to the registration statement of which this prospectus is a part.

Indemnification Agreements

Upon the consummation of the Business Combination, indemnification agreements were entered into with each of the newly elected directors and newly appointed executive officers which provide, among other things, that we will indemnify such directors and executive officers under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director or executive officer, and otherwise to the fullest extent permitted under Delaware law and our by-laws.

PLAN OF DISTRIBUTION

We and the selling securityholders and any of their pledgees, donees, assignees, transferees and successors-in-interest may, from time to time, sell, separately or together, some or all of the shares of our common stock or Sponsor Warrants covered by this prospectus on NASDAQ (in the case of our common stock) or any other stock exchange, market or trading facility on which the shares or Sponsor Warrants are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. To the extent we or any of the selling securityholders gift, pledge or otherwise transfer the securities offered hereby, such transferees may offer and sell the securities from time to time under this prospectus, provided that, if required under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act, to include the name of such transferee in the list of selling securityholders under this prospectus. Subject to compliance with applicable law, we or the selling securityholders may use any one or more of the following methods when selling shares of common stock or Sponsor Warrants:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
•	block trades in which the broker-dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	“at the market” or through market makers or into an existing market for the shares or Sponsor Warrants;
•	through one or more underwritten offerings on a firm commitment or best efforts basis;
•	settlement of short sales entered into after the date of this prospectus;
•	agreements with broker-dealers to sell a specified number of such shares of common stock or Sponsor Warrants at a stipulated price per share or warrant;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	through the distribution of common stock or Sponsor Warrants by any selling securityholder to its partners, members or securityholders;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

Neither we nor the selling securityholders have entered into any agreements, understandings or arrangements with any underwriters or broker/dealers regarding the sale of the shares of common stock or Sponsor Warrants covered by this prospectus. At any time a particular offer of the shares of common stock or Sponsor Warrants covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will set forth the aggregate amount of shares of common stock or Sponsor Warrants covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus or prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of common stock or Sponsor Warrants covered by this prospectus.

To the extent required, any applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the common stock at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

The selling securityholders may also sell shares of our common stock or Sponsor Warrants under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

Broker-dealers engaged by us or the selling securityholders may arrange for other brokers-dealers to participate in sales. If we or the selling securityholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from us or the selling securityholders (and/or, if any broker-dealer acts as agent for the purchaser of shares of common stock or Sponsor Warrants, from the purchaser) in amounts to be negotiated.

In connection with the sale of the common stock or Sponsor Warrants or interests therein, we or selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock or Sponsor Warrants in the course of hedging the positions they assume. We and the selling securityholders may also sell shares of the common stock or Sponsor Warrants short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out their short positions, or loan or pledge the common stock or Sponsor Warrants to broker-dealers that in turn may sell these securities. We and the selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares or Sponsor Warrants offered by this prospectus, which shares or Sponsor Warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders may from time to time pledge or grant a security interest in some or all of their shares of common stock or Sponsor Warrants to their broker-dealers under the margin provisions of customer agreements or to other parties to secure other obligations. If a selling securityholder defaults on a margin loan or other secured obligation, the broker-dealer or secured party may, from time to time, offer and sell the shares of common stock pledged or secured thereby pursuant to this prospectus. The selling securityholders and any other persons participating in the sale or distribution of the shares of common stock or Sponsor Warrants will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares of common stock or Sponsor Warrants by, the selling securityholders or any other person, which limitations may affect the marketability of the shares of common stock or Sponsor Warrants.

We or the selling securityholders also may transfer the shares of our common stock or Sponsor Warrants in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealers or agents that are involved in selling the shares of common stock or Sponsor Warrants may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock or Sponsor Warrants purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. To our knowledge, no selling securityholder has entered into any agreement or understanding, directly or indirectly, with any person to distribute the shares of our common stock.

We are required to pay all fees and expenses incident to the registration of shares of our common stock and Sponsor Warrants. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We and the selling securityholders may agree to indemnify underwriters, broker-dealers or agents against certain liabilities, including liabilities under the Securities Act, and may also agree to contribute to payments which the underwriters, broker-dealers or agents may be required to make.

There can be no assurance that any selling securityholder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus is a part.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized and Outstanding Stock

We have authorized 401,000,000 shares of capital stock, consisting of 375,000,000 shares of common stock, $0.0001 par value per share, 25,000,000 shares of non-voting common stock, $0.0001 par value per share, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value per share. As of the date of this prospectus, there were 55,179,569 shares of our capital stock issued and outstanding, consisting of (i) 36,061,336 shares of common stock (excluding 3,053,634 shares of common stock held by AIA, our majority-owned subsidiary) and (ii) 19,118,233 shares of non-voting common stock. As of August 12, 2013, there were 100 holders of record of our capital stock. This figure does not include the number of persons whose securities are held in nominee or “street” name accounts through brokers.

Common Stock

Our Second Amended and Restated Certificate of Incorporation (our “Charter”) provides that, except with respect to voting rights and conversion rights applicable to the non-voting common stock, the common stock and non-voting common stock will have identical rights, powers, preferences and privileges.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders. Holders of non-voting common stock will have no voting power and no right to participate in any meeting of stockholders or to receive notice thereof, except as required by applicable law and except that any action that would adversely affect the rights of the non-voting common stock relative to the common stock with respect to the modification of the terms of the securities or dissolution will require the approval of the non-voting common stock voting separately as a class. Except as otherwise provided by law, applicable stock exchange rules, our Charter or our Amended and Restated Bylaws (our “Bylaws”) or in respect of the election of directors, all matters to be voted on by our stockholders must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the subject matter. In the case of an election of directors, where a quorum is present, a plurality of the votes cast will be sufficient to elect each director.

Conversion of Non-Voting Common Stock

Any share of non-voting common stock will convert into one fully paid and non-assessable share of common stock immediately upon the earlier to occur of (i) the delivery of written notice by the holder of such share to our transfer agent of the holder’s election to convert such share into a share of common stock, provided that such election cannot be made until on or after October 31, 2013, or (ii) the sale or transfer of such share by the holder to any person if the ownership of such share by such person would result in PAR not having beneficial ownership of such share within the meaning of Rule 13d-3 promulgated under the Exchange Act. When shares of non-voting common stock have been converted to common stock, such non-voting common shares will be cancelled and will become authorized but unissued shares of non-voting common stock.

Dividends

Holders of common stock and non-voting common stock will be equally entitled to receive such dividends, if any, as may be declared from time to time by our board of directors (our “Board”) in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock or non-voting common stock unless the shares of common stock and non-voting common stock at the time outstanding are treated equally and identically, provided that, in the event of a dividend of common stock or non-voting common stock, shares of non-voting common stock shall only be entitled to receive shares of non-voting common stock and shares of common stock shall only be entitled to receive shares of common stock.

We have not paid any cash dividends on our common stock to date and do not anticipate declaring any dividends in the foreseeable future. The payment of cash dividends is dependent upon our revenues and earnings, capital requirements and general financial condition, and is within the discretion of the Board.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock and non-voting common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Corporate Transactions

In the event that any consideration is paid or distributed to our stockholders or any shares of our capital stock are converted into any other form of consideration in connection with (i) any sale, lease, transfer, exclusive license, exchange or other disposition of any material portion of our property and assets (or any material portion of the property and assets of any of our direct or indirect subsidiaries), (ii) any merger, consolidation, business combination or other similar transaction involving us or any of our direct or indirect subsidiaries with any other entity, or (iii) any recapitalization, liquidation, dissolution or other similar transaction involving us or any of our direct or indirect subsidiaries, then the shares of common stock and non-voting common stock will be treated equally, identically and ratably on a per share basis with respect to any such consideration or distribution or conversion.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock or non-voting common stock.

Election of Directors

Our Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Preferred Stock

Our Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the company or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

As of the date of this prospectus, there were outstanding warrants exercisable for 28,340,629 shares of our common stock, consisting of (i) public warrants exercisable for an aggregate of 18,492,500 shares of our common stock and Sponsor Warrants exercisable for an aggregate of 7,666,667 shares of our common stock issued pursuant to the warrant agreement entered into in connection with our initial public offering and (ii) warrants that were initially exercisable for shares of common stock of Row 44 that we assumed in connection with the Business Combination and are exercisable for an aggregate of 2,181,462 shares of our common stock (the “Row 44 Warrants”) (including 725,412 Row 44 Warrants held by AIA).

Public Warrants

Each warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time. The warrants will expire on January 31, 2018 at 4:30 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of common stock pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act, with respect to the shares of common stock underlying the warrants is effective and a prospectus relating thereto is current, except as provided below. No warrant is exercisable and we are not obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

Under the warrant agreement governing the warrants, we agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of the Business Combination, we would use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act of the shares of common stock issuable upon exercise of the warrants, and we would use our best efforts to take such action as is necessary to register or qualify for sale, in those states in which the warrants were initially offered by us, the shares of common stock issuable upon exercise of the warrants, to the extent an exemption is not available. In addition, we are obligated to use our best efforts to register the shares of common stock issuable upon exercise of a warrant under the blue sky laws of the states of residence of the exercising warrant holder to the extent an exemption is not available.

As a result of the fact that no registration statement was effective on the 60th business day following the closing of the Business Combination and no such registration statement currently is effective, holders of the warrants have the right, until the date such registration statement is declared effective by the SEC (and would also have the right during any other period when we fail to maintain an effective registration statement covering the shares of common stock issuable upon exercise of the warrants), to exercise such warrants on a “cashless basis,” by exchanging the warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the warrant exercise price and the “fair market value” by (y) the fair market value. For this purpose, “fair market value” means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the warrant agent from the holder of such warrants or the company’s securities broker or intermediary.

We may call the warrants for redemption:

•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
•	if, and only if, the last reported sale price of the common stock equals or exceeds $17.50 per share for any 20 trading days within a 30 trading day period ending three business days before we sends the notice of redemption to the warrant holders.

We will not redeem the warrants unless an effective registration statement covering the shares of common stock issuable upon exercise of the warrants is current and available throughout the 30-day redemption period.

We established the $17.50 per share sale price criterion to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $17.50 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, we will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” If we take advantage of this option, all holders of warrants would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. For this purpose, the “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe that this feature is an attractive option if we do not need the cash from the exercise of the warrants. If we call the warrants for redemption and does not take advantage of this option, members of the Sponsor and their permitted transferees would still be entitled to exercise their Sponsor Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described above.

A holder of a warrant may notify the company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% of the shares of our common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the “fair market value”. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) for this purpose “fair market value” means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if at any time while the warrants are outstanding and unexpired, we pay a dividend or makes a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of capital stock for which the warrants are exercisable), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. The warrant agreement provides that if more than 30% of the consideration receivable by the holders of common stock in the applicable event is payable in the form of common stock in the successor entity that is not listed for trading on a national securities exchange or on the OTC Bulletin Board, or is not to be so listed for trading immediately following such event, then the warrant exercise price will be reduced in accordance with a formula specified in the warrant agreement. We refer to this latter provision as the “Warrant Price Reduction Provision.”

The warrants have been issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, LLC, as warrant agent, and us. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement pertaining to our initial public offering, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Sponsor Warrants

The Sponsor Warrants (including the common stock issuable upon exercise of the Sponsor Warrants) are not redeemable by us so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Sponsor Warrants have terms and provisions that are identical to those of the public warrants, except that such warrants may be exercised by the holders on a cashless basis. If the Sponsor Warrants are held by holders other than the Sponsor or its permitted transferees, the Sponsor Warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.

If a holder of Sponsor Warrants exercises them on a cashless basis, such holder would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

The Sponsor waived the Warrant Price Reduction Provision with respect to the Sponsor Warrants held by it.

Registration Rights

Under our amended and restated registration rights agreement with respect to the shares of our common stock issued in a private placement prior to our initial public offering, which we refer to as “founder shares,” shares of our common stock underlying the Sponsor Warrants, the shares of our common stock (including shares of common stock issuable upon conversion of non-voting common stock) that were issued in the Business Combination, which securities we collectively refer to as “registrable securities,” we are obligated to file a registration statement with the SEC covering the resale of the registrable securities and use our reasonable best efforts to cause the registration statement to be declared effective as soon as possible thereafter. Holders of each of (i) a majority of the founder shares, (ii) a majority of the shares issued to PAR and its affiliates in the Business Combination, and (iii) at least 10,000,000 of the registrable securities are also entitled to require us to undertake an underwritten public offering of all or a portion of the registrable securities pursuant to an effective registration statement, no more than once during any six month period, so long as the estimated market value of the registrable securities to be sold in such offering is at least $10,000,000. Holders of registrable securities also have certain “piggy-back” registration rights with respect to registration statements filed by us. Holders of the requisite number of registrable securities under the amended and restated registration rights agreement have granted us waivers of their rights relating to our failure to satisfy certain of our obligations under the agreement prior to our filing with the SEC of the first amendment to the registration statement of which this prospectus is a part.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain Anti-Takeover Provisions of Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “Merger” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);
•	an affiliate of an interested stockholder; or
•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “Merger” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	Our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;
•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or
•	on or subsequent to the date of the transaction, the Merger is approved by our board of directors and authorized at a meeting of its stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NASDAQ, which would apply so long as the common stock remains listed on NASDAQ, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding; or
•	average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this prospectus, we had 55,179,569 shares of our capital stock issued and outstanding, consisting of (i) 36,061,336 shares of common stock (excluding 3,053,634 shares of common stock held by AIA, our majority-owned subsidiary) and (ii) 19,118,233 shares of non-voting common stock. Of these shares, the 18,992,500 shares of common stock sold in our initial public offering are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 36,187,069 shares and all 7,666,667 Sponsor Warrants are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of the date of this prospectus, there are a total of 28,340,629 warrants to purchase shares of our common stock outstanding, consisting of (i) warrants exercisable for 26,159,167 shares of our common stock issued pursuant to the warrant agreement entered into in connection with our initial public offering and (ii) Row 44 Warrants assumed by us in connection with Business Combination and exercisable for 2,181,462 shares of our common stock (including 725,412 Row 44 Warrants held by AIA). Each warrant is exercisable for one share of our common stock, in accordance with the terms of the applicable warrant agreement governing the warrants. 18,492,500 of these warrants are public warrants and are freely tradable.

Transfer Agent and Warrant Agent

The transfer agent for the shares of our common stock and warrants is American Stock Transfer & Trust Company.

Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “ENT.” Our warrants are quoted on the OTC market under the symbol “ENTWW.”

VALIDITY OF THE SECURITIES

The validity of the securities offered hereby will be passed on for us by McDermott Will & Emery LLP, New York, New York.

EXPERTS

The financial statements of Global Eagle Acquisition Corp. (a development stage company) as of December 31, 2012, and 2011, for the year ended December 31, 2012 and for the period February 2, 2011 (inception) to December 31, 2011 have been audited by Rothstein Kass, an independent registered public accounting firm, as set forth in their report thereon, which is incorporated herein by reference, from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Such financial statements have been so incorporated in reliance on the report of such firm, given on their authority as experts in auditing and accounting.

The financial statements of Row 44 as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 have been audited by Rose, Snyder & Jacobs LLP, an independent registered public accounting firm, as set forth in their report thereon, which is incorporated herein by reference, from the Company’s Current Report on Form 8-K/A (Amendment No. 3) filed with the SEC on August 9, 2013. Such financial statements have been so incorporated in reliance on the report of such firm, given on their authority as experts in auditing and accounting.

The consolidated financial statements of AIA as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010, have been audited by Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, independent auditors, as set forth in their reports thereon, which is incorporated herein by reference, from the Company’s Current Report on Form 8-K/A (Amendment No. 3) filed with the SEC on August 9, 2013. Such financial statements have been so incorporated in reliance on the report of such firm, given on their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement and any reports filed by us with the SEC after the date of this prospectus and before the date that the offerings of the securities by means of this prospectus are terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC:

(1)	Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 18, 2013 (File No. 001-35176);
(2)	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 15, 2013, as amended by Form 10-Q/A (Amendment No. 1) filed with the SEC on May 15, 2013 and Form 10-Q/A (Amendment No. 2) filed on July 9, 2013 (File No. 001-35176) and for the quarter ended June 30, 2013, filed on August 9, 2013 (File No. 001-35176);
(3)	Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on January 7, 2013, January 17, 2013, January 28, 2013, January 30, 2013, February 4, 2013, February 6, 2013 (including portions of our definitive proxy statement on Schedule 14A filed on January 17, 2013 that are incorporated by reference into our Current Report on Form 8-K filed on February 6, 2013), February 21, 2013, February 26, 2013, March 12, 2013, March 13, 2013, March 18, 2013, March 19, 2013, March 29, 2013, May 2, 2013, May 6, 2013, May 9, 2013, May 14, 2013, May 16, 2013, May 22, 2013, July 2, 2013, July 10, 2013 (Items 1.01 and 9.01 only), July 11, 2013 and August 9, 2013 (File No. 001-35176); and
(4)	All documents filed with the SEC by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus and before the termination of the offerings to which this prospectus relates.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents by telephone at (818) 706-3111 or in writing at the following address:

Global Eagle Entertainment Inc.
Attn: Secretary
4353 Park Terrace Drive
Westlake Village, California 91361

8,300,000 Shares

GLOBAL EAGLE ENTERTAINMENT INC.

    Common Stock
$      per share

PRELIMINARY PROSPECTUS
SUPPLEMENT

Piper Jaffray
Macquarie Capital

February   , 2015